Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-102452

PROSPECTUS




                                 493,224 SHARES
                             AIR METHODS CORPORATION
                          COMMON STOCK, $0.06 PAR VALUE



                                ________________

     The 493,224 shares of common stock, $0.06 par value, offered by this registration statement are being offered from time to time by certain Air Methods Corporation stockholders. See "Selling Stockholders." The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

     Air Methods Corporation's common stock is listed on the NASDAQ National Market System under the symbol "AIRM." On May 9, 2003, the last reported sales price of our common stock on the NASDAQ National Market System was $6.65.

     FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 14, 2003.

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS IS MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . 7
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
MARKET PRICE OF DIVIDENDS FOR REGISTRANT'S COMMON EQUITY AND RELATED
     STOCKHOLDER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
THE OFFERING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS
     OF OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK. . . . . . . . . . 17
BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
PROPERTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL  OWNERS AND MANAGEMENT . . . . . . . 17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. . . . . . . . . . . . . . . . 17
SELLING STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . 17
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . . 17
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .  F-1

                                     SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the "Risk Factors" section and our financial statements and notes to those statements, before deciding whether to buy our common stock. As used in this prospectus, the terms the "Company," "we," "our," or "us" refer to Air Methods Corporation and its consolidated subsidiaries, taken as a whole, including Rocky Mountain Holdings, L.L.C. (RMH), unless the context otherwise indicates. As used in this prospectus, the term "Air Methods" refers to Air Methods Corporation and its consolidated subsidiaries, taken as a whole, prior to the acquisition of RMH.

     The Company is one of the largest providers of air medical emergency transport services and systems throughout the United States of America. The Company's community-based model (CBM) operations provide air medical transportation services in 14 states. The Company's hospital-based model (HBM) operations provide air medical transportation services to hospitals located in 27 states, plus Puerto Rico, under operating agreements with original terms ranging from one to ten years. Under both CBM and HBM operations, the Company transports persons requiring intensive medical care from either the scene of an accident or general care hospitals to highly skilled trauma centers or tertiary care centers. The Company's Products Division designs, manufactures, and installs aircraft medical interiors and other aerospace products.

     On October 16, 2002, Air Methods acquired 100% of the membership interests of RMH, a Delaware limited liability company, from Rocky Mountain Holdings, Inc. and AMC Helicopters, Inc. for $33.6 million in cash. RMH provides air medical transport services throughout the United States under both CBM and HBM using a fleet of over 80 helicopters and fixed-wing aircraft. RMH also maintains a national dispatch and communications center in Omaha, Nebraska, and aircraft maintenance and overhaul operations at its Provo, Utah headquarters and in Greenville, South Carolina.

     In conjunction with this acquisition, we entered into (i) a senior revolving credit facility (Senior Credit Facility) providing for borrowings of up to $35 million subject to satisfaction of certain borrowing base criteria, and (ii) subordinated debt arrangements under which we have issued notes in the aggregate amount of $23 million (Subordinated Notes). As part of the subordinated debt arrangements, the holders of the Subordinated Notes, Prudential Capital Partners, L.P. (PCP) and Prudential Capital Partners Management Fund, L.P. (PCPMF), also received currently exercisable warrants to purchase 443,224 shares of the Company's common stock. This registration statement is being filed pursuant to the terms of an agreement with those warrant holders that requires, among other things, that the Company file and maintain effectiveness of a registration statement relating to the resale of the shares issuable upon the exercise of those warrants.

     The 493,224 shares of common stock, $0.06 par value, offered by this registration statement are being offered from time to time by the holders of our warrants described above and by certain other holders of our warrants (the Selling Stockholders) who may exercise their warrants and resell the common stock purchased through that exercise. We will not receive any of the proceeds from the sale of the Company's common stock by the Selling Stockholders.

     We were incorporated in 1987 as Cell Technology, Inc., a Delaware corporation, and changed our name to Air Methods Corporation in 1991. Our principal executive offices are located at 7301 South Peoria, Englewood, Colorado 80112, and our telephone number is (303) 792-7400. Our web site is http://www.airmethods.com. The information on our web site does not constitute
   ----------------------
part of this prospectus.

                                SUMMARY FINANCIAL DATA OF AIR METHODS
                      (Amounts in thousands except share and per share amounts)

                                                           Year Ended December 31,
                                                           -----------------------
                                           2002         2001         2000        1999        1998
                                        ------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Revenue                                 $  130,668   $   92,096      75,293      57,258      48,699
Operating expenses:
  Operating                                106,771       74,597      61,393      45,634      40,242
  General and administrative                12,744        9,781       7,854       6,508       6,240
Other income (expense), net                 (2,694)      (1,770)     (1,889)     (1,926)     (1,960)
                                        ------------------------------------------------------------
Income before income taxes                   8,459        5,948       4,157       3,190         257
Income tax benefit (expense)                (3,299)         615           -         255           -
                                        ------------------------------------------------------------
Net income                              $    5,160   $    6,563       4,157       3,445         257
                                        ============================================================
Basic income per common share           $      .56   $      .78         .50         .42         .03
                                        ============================================================
Diluted income per common share         $      .54   $      .76         .49         .42         .03
                                        ============================================================
Weighted average number of shares
  of common stock outstanding - basic    9,184,421    8,421,671   8,334,445   8,219,601   8,202,668
                                        ============================================================
Weighted average number of shares
  of common stock outstanding - diluted  9,478,502    8,659,302   8,559,389   8,222,187   8,449,904
                                        ============================================================

                                                               As of December 31,
                                        ------------------------------------------------------------
                                              2002         2001        2000        1999        1998
                                        ------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                            $  196,396   $   85,557      75,250      62,716      60,776
Long-term liabilities                      115,225       34,210      29,885      27,003      28,140
Stockholders' equity                        46,218       36,543      29,416      25,140      21,671

                                  RISK FACTORS

     BEFORE PURCHASING OUR SECURITIES YOU SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, THE FOLLOWING RISK FACTORS:

THE COMPANY'S RECENT ACQUISITION OF RMH MAY PRESENT CHALLENGES TO INTEGRATE SUCCESSFULLY.

     On October 16, 2002, Air Methods acquired RMH, one of its competitors, for $33.6 million, effectively doubling the size of its operations. While RMH is engaged in the same lines of business as Air Methods, it has operated in different geographic areas and under different procedures and protocols. Although most of RMH's employees will continue as employees of the Company, few of its management level employees have remained with the Company. As with any large acquisition, a significant effort is required to assimilate the operations, financial and accounting practices and MIS systems, and to integrate key personnel, from the acquired business. This acquisition may cause disruptions in our operations and divert management's attention from day-to-day operations. We may not realize the anticipated benefits of this acquisition, our profitability may suffer due to acquisition related costs or unanticipated liabilities and our stock price may decrease if the financial markets assess that the acquisition was not accurately priced.

THE COMPANY IS HIGHLY LEVERAGED AND FUTURE CASH FLOW MAY NOT BE SUFFICIENT TO MEET OUR OBLIGATIONS.

     The Company is obligated under debt facilities providing for up to approximately $112 million of indebtedness, of which approximately $89.3 million was outstanding at December 31, 2002. Our substantial indebtedness could have important consequences for you. For example, if we fail to meet our payment obligations or otherwise default under the agreements governing our indebtedness, the lenders under those agreements will have the right to accelerate the indebtedness and exercise other rights and remedies against us. These rights and remedies include the rights to:

     -    repossess and foreclose upon the assets that serve as collateral,

     -    initiate judicial foreclosure against us,

     - petition a court to appoint a receiver for us or for substantially all of our assets, and

     - if we are insolvent, to initiate involuntary bankruptcy proceedings against us.

If our lenders exercise their rights and remedies, our assets may not be sufficient to repay our oustanding indebtedness, and there may be no assets remaining after payment of indebtedness to provide a return on our common stock.

OPERATING COVENANTS IN OUR LOAN AGREEMENTS RESTRICT OUR ABILITY TO TAKE CERTAIN ACTION AND FAILURE TO COMPLY WITH COVENANTS COULD LEAD TO DEFAULT.

     The Subordinated Notes and Senior Credit Facility, into which Air Methods entered to finance the acquisition of RMH, both contain restrictive financial and operating covenants, including restrictions on our ability to incur additional indebtedness, to exceed certain annual capital expenditure limits, and to engage in various corporate transactions such as mergers, acquisitions, asset sales and the payment of cash dividends. These restrictions in the lending arrangements will limit future growth through the limitation on capital expenditures and acquisitions, and may adversely impact our ability to implement our business plan. Events of default under these agreements include a change of control which is defined as (i) any person's becoming the beneficial owner of 40% or more of the Company's stock, (ii) directors of the Company at October 16, 2002, or directors approved by them, ceasing to comprise a majority of the

Company's board of directors, (iii) foreign persons in the aggregate owning or controlling 20% or more of the Company's voting stock, or (iv) the Company or any subsidiary that holds an air carrier certificate ceasing to be a citizen of the United States. Failure to comply with these covenants or to maintain the required financial ratios could result in an event of default and accelerate payment of the principal balances due under the Subordinated Notes and the Senior Credit Facility.

FLIGHT VOLUME MAY NEGATIVELY IMPACT OPERATING RESULTS.

     Historically, all Company CBM revenue and approximately 35% of HBM revenue have been dependent upon flight volume. Similarly, approximately 20% of Company operating expenses has varied with the number of hours flown. Poor visibility, high winds, and heavy precipitation can affect the safe operation of aircraft and therefore result in reduced number of flight hours due to the inability to fly during these conditions. Prolonged periods of adverse weather conditions could have an adverse impact on our operating results. The months from November through February tend to have lower flight volume due to weather conditions and other factors, resulting in lower flight revenue during these months. Flight volume for CBM and HBM operations can also be affected by the distribution of calls among competitors by local government agencies and the entrance of new competitors into a market.

COLLECTION RATES MAY NEGATIVELY IMPACT OPERATING RESULTS.

     The Company's CBM division invoices patients and their insurers directly for services rendered and recognizes revenue net of estimated contractual allowances. The level of bad debt expense is driven by collection rates on these accounts. The Company responds to calls for air medical transports without pre-screening the creditworthiness of the patients. Collectibility is affected by the number of uninsured or indigent patients transported and is, therefore, primarily dependent upon the health of the U.S. economy. Changes in estimated contractual allowances and bad debts are recognized based on actual collections in subsequent periods. A significant or sustained downturn in the U.S. economy could have an adverse impact on the Company's bad debt expense.

DEPENDENCE ON THIRD PARTY SUPPLIERS COULD HAVE A MATERIAL ADVERSE EFFECT.

     The Company currently obtains a substantial portion of its helicopter spare parts and components from Bell Helicopter, Inc. (Bell) and American Eurocopter Corporation (AEC), because its fleet is comprised primarily of Bell and AEC aircraft, and maintains supply arrangements with other parties for its engine and related dynamic components. While the Company believes that it will not be subject to material interruptions or delays in obtaining aircraft parts and components, it does not have an alternative source of supply for Bell, AEC, and certain other aircraft parts. Failure or significant delay by these vendors in providing necessary parts could, in the absence of alternative sources of supply, have a material adverse effect on the Company. Because of its dependence upon Bell and AEC for helicopter parts, the Company may also be subject to adverse impacts from unusually high price increases which are greater than overall inflationary trends. Increases in the Company's flight fees billed to its HBM customers are generally limited to changes in the consumer price index.

CHANGES IN DEPARTMENT OF DEFENSE FUNDING COULD ADVERSELY AFFECT OUR REVENUES.

     One of the significant projects historically for the Products Division, the HH-60L program, is dependent upon Department of Defense funding. Failure of the U.S. Congress to approve funding for the production of additional HH-60L units could have an adverse impact on Products Division revenue.

OUR OPERATIONS AND THE PRICE OF OUR SERVICES ARE SUBJECT TO A SIGNIFICANT NUMBER OF GOVERNMENT REGULATIONS. IF THESE REGULATIONS CHANGE OR IF WE FAIL TO COMPLY WITH THEM, OUR OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

     The air medical transportation services and products industry is subject to extensive regulation by governmental agencies, including the Federal Aviation Administration, which imposes significant compliance costs on the Company. In addition, reimbursement rates for air ambulance services established by governmental programs such as Medicare directly affect CBM revenue and indirectly affect HBM revenue from hospital customers. Changes in laws or regulations or reimbursement rates could have a material adverse impact on the Company's cost of operations or revenue from flight operations.

SIGNIFICANT FOREIGN OWNERSHIP MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS AND WILL CONSTITUTE A DEFAULT UNDER OUR LOAN AGREEMENTS.

     Federal law requires that United States air carriers be citizens of the United States. For a corporation to qualify as a United States citizen, the president and at least two-thirds of the directors and other managing officers of the corporation must be United States citizens and at least 75 percent of the voting interest of the corporation must be owned or controlled by United States citizens. If we are unable to satisfy these requirements, our operating authority from the Department of Transportation may be revoked. Furthermore, under our loan agreements, an event of default occurs if less than 80 percent of our voting interest is owned or controlled by United States citizens. We are aware of one foreign person who holds approximately 9.5% of our common stock. Because the Company is unable to control the transfer of its stock, it is unable to assure that it can remain in compliance with these requirements in the future.

COMPETITION COULD REDUCE OUR MARKET SHARE AND IMPACT OPERATING RESULTS.

     HBM operations face significant competition from several national and regional air medical transportation providers for contracts with hospitals and other healthcare institutions. CBM operations also face competition from smaller regional carriers and alternative air ambulance providers such as sheriff departments. Operators generally compete on the basis of price, safety record, accident prevention and training, and medical capability of the aircraft. The Company's competition in the aircraft interior design and manufacturing industry comes primarily from two companies based in the United States and one in Europe. Competition is based mainly on product features, performance, price, and weight. There can be no assurance that the Company will be able to continue to compete successfully for new or renewing contracts in the future.

HAZARDS INHERENT IN THE AVIATION INDUSTRY AND LIMITATIONS OF INSURANCE MAY ADVERSELY IMPACT OUR OPERATIONS.

     Hazards are inherent in the aviation industry and may result in loss of life and property, thereby exposing the Company to potentially substantial liability claims arising out of the operation of aircraft. The Company may also be sued in connection with medical malpractice claims arising from events occurring during a medical flight. Under HBM operating agreements, hospital customers have agreed to indemnify the Company against liability arising out of medical malpractice claims and to maintain insurance covering such liability, but there can be no assurance that a hospital will not challenge the indemnification rights or will have sufficient assets or insurance coverage for full indemnity. In CBM operations, Company personnel perform medical procedures on transported patients, which may expose the Company to significant direct legal exposure to medical malpractice claims. The Company maintains general liability aviation insurance, aviation product liability coverage, and medical malpractice insurance, and believes that the level of coverage is customary in the industry and adequate to protect against claims. However, there can be no assurance that it will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable cost. A limited number of hull and liability insurance underwriters provide coverage for air medical operators. A significant downturn in insurance market conditions could have a material adverse effect on the Company's cost of operations. Approximately 40% of any increases in hull and liability insurance may be passed through to the Company's customers according to contract terms. The Company has from time to time in the past lost aircraft as a result of accidents. Any future losses could result in adverse publicity and interruption of air medical services to client hospitals, as well as adverse financial effects.

AUTHORIZED OR OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE CURRENT STOCKHOLDERS.

     As of April 11, 2003, there were outstanding stock options to purchase approximately 552,283 shares of common stock and outstanding warrants to purchase approximately 593,224 shares of common stock, including warrants to purchase 443,224 shares of common stock that were issued by the Company in connection with the Subordinated Notes, having an exercise price of $0.06 per share. Exercise of outstanding stock options or warrants will dilute the interest of common stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options or warrants can be expected to exercise them at a time when any needed capital may be able to be obtained on terms more favorable than those provided in the outstanding options or warrants.

RECRUITING AND RETAINING SKILLED EMPLOYEES IS AN IMPORTANT ASPECT OF OUR LABOR-INTENSIVE BUSINESS.

     An important aspect of the Company's operations is the ability to hire and retain employees who have advanced aviation, nursing, and other technical skills. In addition, our hospital contracts typically contain minimum certification requirements for our pilots and mechanics. Employees who meet these standards are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to maintain and grow our business could be negatively impacted.

                           FORWARD-LOOKING STATEMENTS

     This prospectus or any prospectus supplement, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any of the words "believe," "expect," "anticipate," "plan," "estimate," and similar expressions are intended to identify such statements. Forward-looking statements include statements concerning possible or assumed future results of the Company; size, structure and growth of the Company's air medical services and products markets; continuation and/or renewal of HBM contracts; acquisition of new and profitable Products Division contracts; flight volume of CBM operations; successful integration of RMH; and other matters. The actual results that the Company achieves may differ materially from those discussed in such forward-looking statements due to the risks and uncertainties described in the Business section of this prospectus, in Management's Discussion and Analysis of Financial Condition and Results of Operations, and in other sections of this prospectus or any prospectus supplement. The Company undertakes no obligation to update any forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of Company common stock by the Selling Stockholders. The common stock to be sold under this prospectus is issuable upon the exercise of warrants held by the Selling Stockholders. If the warrants held by the Selling Stockholders are fully exercised, we would receive approximately $270,343.44 from the purchase of Company common stock pursuant to the warrants, and such amount would be added to our working capital. See "The Offering."

            MARKET PRICE OF DIVIDENDS FOR REGISTRANT'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     The Company's common stock is traded on the NASDAQ National Market System under the trading symbol "AIRM." The following table shows, for the periods indicated, the high and low closing prices for the Company's common stock. The quotations for the common stock represent prices between dealers and do not reflect adjustments for retail mark-ups, mark-downs or commissions, and may not represent actual transactions.


                                               HIGH      LOW
                                              -----     -----
                         2003
                         ----
                         Second Quarter
                         (through 5-9-03)     $6.65     $5.72
                         First Quarter         6.65      5.32

                         2002
                         ----
                         First Quarter        $7.85     $6.04
                         Second Quarter       11.64      7.00
                         Third Quarter         8.76      5.23
                         Fourth Quarter        7.14      5.25

                         2001
                         ----
                         First Quarter        $4.00     $3.00
                         Second Quarter        4.00      3.03
                         Third Quarter         4.91      3.96
                         Fourth Quarter        6.23      4.40

     As of April 11, 2003, there were approximately 308 holders of record of the Company's common stock.

     The Company has not paid any cash dividends since its inception. Our Senior Credit Facility and the Subordinated Notes restrict us from paying dividends. The Company does not anticipate paying cash dividends to the holders of our common stock in the near future.

                                  THE OFFERING

     The Company is registering an aggregate of 493,224 shares of its common stock to be offered for sale by RCG Capital Markets Group, Inc. (RCG), Prudential Capital Partners, L.P. (PCP), and Prudential Capital Partners Management Fund, L.P. (PCPMF).

     In consideration for certain investor relations consulting and other services provided by RCG, the Company has issued to RCG two warrants. First, on June 29, 2000, the Company issued to RCG a warrant to purchase up to 25,000 shares of the Company common stock, at an exercise price of $3.15 per share. The right to purchase the shares under this warrant expires on July 1, 2005. This warrant is currently exercisable. Second, on August 7, 2002, the Company issued to RCG an additional warrant to purchase up to 25,000 shares of Company common stock, at an exercise price of $6.60 per share. One third of the warrant will vest on April 7, 2003, one third of the warrant will vest on the December 7, 2003, and the remaining one third will vest on August 7, 2004. The right to purchase the shares under this warrant expires on August 8, 2007. Prior to the purchase of the warrant in connection with these services, RCG did not hold any shares of the Company common stock. After the offering, assuming all offered shares are sold, RCG would hold no shares of the Company common stock. As of April 11, 2003, one control person of RCG owned 4,000 shares of Company common stock through a revocable trust.

     In connection with the issuance of $23 million aggregate principal amount of Subordinated Notes issued to PCP and PCPMF, on October 16, 2002, the Company issued to PCP a warrant to purchase up to 429,019 shares of the Company common stock and to PCPMF a warrant to purchase up to 14,205 shares of the Company common stock, each at an exercise price of $0.06 per share. The right to purchase these shares under both of these warrants expires on the later of October 16, 2008 or thirty days following notice of expiration sent by the Company. Each warrant is currently exercisable. This registration statement is being filed to comply with the terms of a stockholders' agreement, pursuant to which the Company agreed to file, by December 30, 2002, a registration statement relating to the resale of the shares, use its best efforts to have the registration statement be declared effective within 90 days of the earlier of the date this registration statement is filed and December 30, 2002, and remain effective until such time as the earlier of, among other things, the date on which all the securities issued to PCP, PCPMF, or their successors can be sold under Rule 144 of the Securities Act without volume limitations or have been sold. If the Company fails to comply with these registration requirements, it will be required to pay penalties to PCP and PCMF (allocated on the basis of their warrant ownership) at a rate equal to 0.25% per annum of the principal amount of the $23 million Subordinated Notes (calculated on the basis of a 360-day year) for the first 30 days after such failure to comply and increasing by an additional 0.25% per annum at the beginning of each subsequent 30-day period; provided that, at no time will the aggregate rate exceed 2.00% per
annum.   PCP and PCMF waived any defaults under the terms of the Subordinated
Notes arising as a result of the failure to file a registration statement through January 10, 2003, subject to the payment of the above described penalties by the Company. The Company filed a registration statement on January 10, 2003 and paid the applicable penalties to PCP and PCMF. One representative of PCP and its affiliate, PCPMF, is permitted to participate in all Company board meetings as an observer. If the Company issues equity securities in the future (other than in a public offering), any holder of unexercised warrants is entitled to pre-emptive rights to participate in that offering to maintain the percentage ownership represented by the unexercised warrants. Prior to the purchase of the warrant in connection with the RMH financing transaction, neither PCP nor PCPMF owned any shares of the Company common stock. After the offering, assuming all offered shares are sold, neither PCP nor PCPMF would hold shares of the Company common stock.

                             SELECTED FINANCIAL DATA

     The following tables as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, present selected consolidated financial information of the Company and its subsidiaries which has been derived from the consolidated financial statements of Air Methods included elsewhere in this prospectus. This selected financial data should be read in conjunction with the consolidated financial statements of Air Methods and notes thereto, and Management's Discussion and Analysis of Financial Condition and
Results of Operations.   The selected financial data as of December 31, 2000,

1999, and 1998 and for the years ended December 31, 1999 and 1998 is derived from consolidated financial statements not included in this prospectus.

                                SELECTED FINANCIAL DATA OF AIR METHODS
                      (Amounts in thousands except share and per share amounts)

                                                            Year Ended December 31,
                                                            ------------------------
                                            2002         2001         2000        1999        1998
                                         ------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Revenue                                  $  130,668   $   92,096      75,293      57,258      48,699
Operating expenses:
  Operating                                 106,771       74,597      61,393      45,634      40,242
  General and administrative                 12,744        9,781       7,854       6,508       6,240
Other income (expense), net                  (2,694)      (1,770)     (1,889)     (1,926)     (1,960)
                                         ------------------------------------------------------------
Income before income taxes                    8,459        5,948       4,157       3,190         257
Income tax benefit (expense)                 (3,299)         615           -         255           -
                                         ------------------------------------------------------------

Net income                               $    5,160   $    6,563       4,157       3,445         257
                                         ============================================================

Basic income per common share            $      .56   $      .78         .50         .42         .03
                                         ============================================================

Diluted income per common share          $      .54   $      .76         .49         .42         .03
                                         ============================================================

Weighted average number of shares
  of common stock outstanding - basic     9,184,421    8,421,671   8,334,445   8,219,601   8,202,668
                                         ============================================================

Weighted average number of shares
  of common stock outstanding - diluted   9,478,502    8,659,302   8,559,389   8,222,187   8,449,904
                                         ============================================================

                                                                 As of December 31,
                                         ------------------------------------------------------------
                                               2002         2001        2000        1999        1998
                                         ------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                             $  196,396   $   85,557      75,250      62,716      60,776
Long-term liabilities                       115,225       34,210      29,885      27,003      28,140
Stockholders' equity                         46,218       36,543      29,416      25,140      21,671

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             (Amounts in thousands)

The following unaudited pro forma financial information for the year ended December 31, 2002, combine the historical operations of Air Methods for the year ended December 31, 2002, with the historical operations of RMH for the nine-month period ended September 30, 2002, as if the transaction had occurred on January 1, 2002.

The acquisition of RMH was effective on October 16, 2002. The accompanying unaudited pro forma combined statements of operations include the operations of RMH through September 30, 2002, and do not include the operations of RMH from September 30, 2002 through October 16, 2002, the effects of which, excluding non-recurring acquisition related costs, are not significant.

The acquisition was accounted for under the purchase method of accounting and the acquisition cost was allocated to the acquired assets and assumed liabilities based on fair values. The unaudited pro forma combined financial statement has been prepared by the Company's management based upon the historical financial statements of the Company and RMH and preliminary estimates of fair values, which are subject to change pending a final analysis of the fair values. This pro forma statement may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statement and notes thereto should be read in conjunction with the historical financial statements included in the Company's previous filings with the Securities and Exchange Commission and the Company's and RMH's financial statements included herein.


                                               Year Ended December 31, 2002
                                              ------------------------------

                                        Historical
                                -----------------------------------------------------------
                                                         Pro forma               Pro forma
                                 Air Methods     RMH    adjustments              combined
                                -----------------------------------------------------------
                                      (Unaudited)
                                ----------------------
STATEMENT OF OPERATIONS DATA:
Revenue                         $    130,668   77,042        13,723         (1)    221,433
Operating expenses:
 Operating                           106,771   65,475        14,830   (2)(3)(4)    187,076
 General and administrative           12,744    4,836        (1,851)        (5)     15,729
Other income (expense), net           (2,694)  (2,225)       (3,135)        (2)     (8,054)
                                -----------------------------------------------------------

Income before income taxes             8,459    4,506        (2,391)                10,574
Income tax benefit (expense)          (3,299)      --          (825)        (6)     (4,124)
                                -----------------------------------------------------------
Net income                      $      5,160    4,506        (3,216)                 6,450
                                ===========================================================

Notes to Unaudited Pro Forma Financial Information

(1) RMH recorded revenues net of bad debt expense. Reverse elimination of RMH bad debt expense; eliminate sales of medical interiors from Air Methods to RMH, record gain on sale of property and equipment.

(2) Record interest expense on revolving credit facility draw downs and senior subordinated notes used to finance the acquisition; record amortization of stock purchase warrants issued in connection with the senior subordinated notes; eliminate interest expense on certain Air Methods and RMH debt paid in full on the acquisition date; record amortization of debt origination costs over the terms of the debt instruments; reclassify gain on sale of property and equipment from other income to revenue.

(3) RMH did not classify bad debt expense as an operating expense. Add RMH bad debt expense to operating expenses; eliminate sales of medical interiors from Air Methods to RMH; adjust depreciation to reflect the change in the acquired aircraft basis and an average estimated remaining life of 15 years; reclassify loss on sale of property and equipment from other expense to operating expense.

(4) The Company accounts for aircraft maintenance expense on an accrual basis while RMH has accounted for aircraft maintenance expense on an as incurred basis. Even though the Company does not expect these differences in accounting treatment to be significant to its results of operations, such differences have not been quantified and are not reflected in the pro forma financial statements.

(5) Eliminate management fees paid by RMH to its owners prior to the acquisition; eliminate expenses incurred by RMH related to the acquisition, including equity appreciation rights expense of $1,348,000 for which the obligation to pay was triggered by the acquisition in 2002.

(6)  Record  estimated  income  tax  provision  at  39%  effective  tax  rate.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition should be read in conjunction with Air Methods' consolidated financial statements and notes thereto appearing elsewhere in this filing.

RESULTS  OF  OPERATIONS

Year  ended  December  31,  2002  compared  to  2001

     The Company reported net income of $5,160,000 and income before income taxes of $8,459,000 for the year ended December 31, 2002, compared to $6,563,000 and $5,948,000, respectively, for the year ended December 31, 2001.

     Flight revenue increased $41,246,000, or 50.1%, from $82,288,000 for the year ended December 31, 2001, to $123,534,000 for the year ended December 31, 2002. Flight revenue is generated by both HBM and CBM operations and is recorded net of contractual allowances under agreements with third-party payers.

- CBM - Flight revenue increased $26,713,000, or 58.8%, to $72,121,000 for the following reasons:
     - Acquisition of RMH in October 2002. Flight revenue for RMH CBM operations totaled $14,750,000 from the acquisition date through December 31, 2002.
     - Revenue of $3,647,000 from the addition of one new base in the Los Angeles metropolitan area and one in the St. Louis region during 2002.
     - Purchase of the operating rights of another air ambulance service provider in the Las Vegas metropolitan area in December 2001, resulting in the expansion of operations to a third base in the region. Transport volume for all CBM operations in the Las Vegas region increased 105.4% in 2002 compared to 2001.
     - Average price increase of approximately 10% for all CBM operations effective November 1, 2002.
     - Excluding the impact of the RMH acquisition and the addition of the new bases discussed above, total flight volume for all CBM operations remained relatively unchanged from 2001 to 2002.

- HBM - Flight revenue increased $14,532,000, or 39.4%, to $51,414,000 for the following reasons:
     - Acquisition of RMH in October 2002. Flight revenue for RMH HBM operations totaled $8,946,000 from the acquisition date through December 31, 2002.
     - Revenue of approximately $3,182,000 generated by the addition of three new contracts in August 2001, April 2002, and August 2002.
     - Annual price increases in the majority of contracts based on changes in hull insurance rates and in the Consumer Price Index.
     - Increase of 7.0% in flight volume for all contracts excluding RMH contracts and the three new contracts discussed above.

     Sales of medical interiors and products decreased $1,859,000, or 24.3%, from $7,655,000 for the year ended December 31, 2001, to $5,796,000 for the year ended December 31, 2002. Significant projects in 2002 included the completion of five HH-60L Multi-Mission Medevac Systems and development of the MEV litter system, both for the U.S. Army, and the manufacture of medical interiors or modular interior components for six commercial customers. Revenue by product line for the year ended December 31, 2002, was as follows:

     - $2,452,000 - manufacture and installation of modular, medical interiors
     -    $808,000  -  manufacture  of  multi-mission  interiors
     - $2,536,000 - design and manufacture of other aerospace and medical transport products

     Significant projects in 2001 included manufacture of two Multi-Mission Medevac Systems for a public service customer, medical interiors or modular interior components for ten commercial customers, and five HH-60L Multi-Mission Medevac Systems for the U.S. Army. Revenue by product line for the year ended December 31, 2001, was as follows:

     - $3,766,000 - manufacture and installation of modular, medical interiors
     -    $3,578,000  -  manufacture  of  multi-mission  interiors
     - $311,000 - design and manufacture of other aerospace and medical transport products

     Cost of medical interiors and products decreased by 23.0% for the year ended December 31, 2002, as compared to the previous year, reflecting the change in sales volume over the same period.

     Parts and maintenance sales and services decreased 34.5% for the year ended December 31, 2002, compared to the prior year. Parts sales in 2001 included $183,000 for the sale of an autopilot system to an HBM customer. In addition, in the third quarter of 2002, the Company discontinued the aircraft parts sales operation managed by Mercy Air in southern California. Cost of parts and maintenance sales and services for the year decreased proportionately.

     In the year ended December 31, 2001, the Company recognized a gain of $110,000 on the sale of a fixed wing aircraft which was no longer utilized in the fleet.

     Flight center costs (consisting primarily of pilot, mechanic, and medical staff salaries and benefits) increased 51.9% to $42,958,000 for the year ended December 31, 2002, compared to 2001. Changes by business segment are as follows:

     - CBM - Flight center costs increased $8,955,000, or 63.3%, to $23,094,000 for the following reasons:
          - Acquisition of RMH in October 2002. Flight center costs related to RMH CBM operations totaled approximately $5,108,000 from the acquisition date through December 31, 2002.
          - Approximately $2,344,000 for the addition of personnel to staff new base locations described above.
          - Increase in the cost of employee health insurance coverage paid by the Company.
          -    Increases  in  salaries  for  merit  pay  raises.

     - HBM - Flight center costs increased $5,715,000, or 40.4%, to $19,864,000 primarily due to the following:
          - Acquisition of RMH in October 2002. Flight center costs related to RMH HBM operations totaled approximately $2,964,000 from the acquisition date through December 31, 2002.
          - Approximately $1,538,000 for the addition of personnel to staff new base locations described above.
          -    Increases  in  salaries  for  merit  pay  raises.

     Aircraft operating expenses increased 47.2% for the year ended December 31, 2002, in comparison to the year ended December 31, 2001. Aircraft operating expenses consist of fuel, insurance, and maintenance costs and generally are a function of the size of the fleet, type of aircraft flown, and number of hours flown. The increase in costs is due to the following:

     - Acquisition of RMH in October 2002. Expenses for the RMH fleet totaled $4,317,000 from the acquisition date through December 31, 2002.
     - Addition of four helicopters for CBM operations during 2002, resulting in an increase of approximately $1,020,000 in aircraft operating expenses.

     - Addition of four fixed wing aircraft for HBM operations during the third quarter of 2001 and four helicopters and two fixed wing aircraft during 2002, resulting in an increase of approximately $1,611,000.
     - Increase in the standard cost for overhaul of BK117 helicopter transmissions by the equipment manufacturer.
     - Hull and liability insurance rate increases of approximately 8% effective July 2001 and 20% effective July 2002, due to overall insurance market conditions.

     Aircraft rental expense increased 63.7% for the year ended December 31, 2002, in comparison to the year ended December 31, 2002. Expense for 37 RMH aircraft under operating leases totaled $1,185,000 from the acquisition date through December 31, 2002. Rental expense related to seven other leased aircraft added to the Company's fleet during 2002 totaled $1,645,000. The increase for new aircraft was offset in part during 2002 by the discontinuation of a short-term lease for an aircraft used in the Company's backup fleet during 2001.

     Depreciation and amortization expense increased 27.8% for the year ended December 31, 2002. Depreciation related to assets added as part of the RMH acquisition totaled $983,000 from the date of the acquisition through December 31, 2002. The year ended December 31, 2002, included $503,000 of amortization on a non-compete agreement related to the purchase of the operating rights of another air ambulance provider in the Las Vegas region in December 2001. Expenses in 2001 included $188,000 of goodwill amortization compared to none in 2002, in accordance with the adoption of Statement 142 effective January 1, 2002.

     Bad debt expense is estimated during the period the related services are performed based on historical experience for CBM operations. The provision is adjusted as required based on actual collections in subsequent periods. The Company responds to calls for air medical transport without pre-screening the creditworthiness of the patient. Bad debt expense increased 60.4% for the year ended December 31, 2002, compared to 2001, due primarily to the acquisition of RMH and the increase in flight volume for CBM operations. Bad debt related to RMH CBM operations totaled $4,829,000 from the date of acquisition through December 31, 2002. Excluding the impact of the RMH transaction, bad debt as a percentage of related net flight revenue decreased from 21.4% in 2001 to 18.7% in 2002. The collection rate achieved in 2002 is consistent with historical collection rates for CBM operations prior to 2001. The Company believes the decrease in the collection rate in 2001 was due to general recessionary trends in the economy. Bad debt expense related to HBM operations and Products Division was not significant in either 2002 or 2001.

     General and administrative expenses increased 30.3% for the year ended December 31, 2002, compared to the year ended December 31, 2001, reflecting the impact of the RMH transaction. General and administrative expenses include accounting and finance, human resources, aviation management, and pilot training. The number of personnel in each area increased by approximately 50% to manage the expanded operations with the acquisition of RMH and the growth outlined above in the discussion of flight revenue.

     The Company recorded income tax expense of $3,299,000 at an effective rate of 39% in the year ended December 31, 2002, and a tax benefit of $615,000 in 2001. In 2000 and 2001, the Company had taxable earnings for consecutive tax years for the first time in its history. Based on the expected trend in taxable earnings, the majority of the valuation allowance against deferred tax assets was reversed in 2001. As of December 31, 2002, a valuation allowance has been provided for net operating loss carryforwards which are not expected to be realized prior to expiration. Based on management's assessment, realization of net deferred tax assets through future taxable earnings is considered more likely than not, except to the extent valuation allowances are provided.

Year ended December 31, 2001 compared to 2000

     Air Methods reported net income of $6,563,000 for the year ended December 31, 2001, compared to $4,157,000 for the year ended December 31, 2000.

     Flight revenue increased $15,096,000, or 22.5%, from $67,192,000 for the year ended December 31, 2000, to $82,288,000 for the year ended December 31, 2001.

- CBM - Flight revenue increased 34.7% to $45,407,000 for the following reasons:
     - Acquisition of ARCH in April 2000. Flight revenue for ARCH for the year ended December 31, 2001, totaled $19,497,000, compared to $11,604,000 from the acquisition date through December 31, 2000. ARCH also expanded operations to one new location in the second quarter of 2001.
     - Purchase of the operating rights of another air ambulance service provider in the Las Vegas metropolitan area in December 2001.
     - Increase of approximately 3% in the average transport charge for CBM operations in California effective September 2000.
     - Increase of approximately 10.7% in transport volume for CBM operations at continuing bases in California and Nevada.

- HBM - Flight revenue increased 10.7% to $36,881,000 for the following reasons:
     - Revenue of approximately $2,834,000 generated by the addition of a new contract in August 2001 and the expansion of three existing contracts to new satellite locations in 2001. The resulting increase in revenue was offset in part by the discontinuation of one contract in July 2000 and another in October 2001.
     - Annual price increases in the majority of contracts based on changes in hull insurance rates and in the Consumer Price Index.
     - Increase of 6.9% in flight volume for continuing contracts compared to the prior year.

     Sales of medical interiors and products increased $1,155,000, or 17.8%, from $6,500,000 for the year ended December 31, 2000, to $7,655,000 for the year ended December 31, 2001. Significant projects in 2001 included manufacture of two Multi-Mission Medevac Systems for a public service customer, medical interiors or multi-functional interior components for ten commercial customers, and five HH-60L Multi-Mission Medevac Systems for the U.S. Army. Revenue by product line for the year ended December 31, 2001, was as follows:

     - $3,766,000 - manufacture and installation of modular, medical interiors
     -    $3,578,000  -  manufacture  of  multi-mission  interiors
     - $311,000 - design and manufacture of other aerospace and medical transport products

     Significant projects in 2000 included completion of six HH-60L Multi-Mission Medevac Systems for the U.S. Army and design work on SCITS for the U.S. Air Force, as well as manufacture of medical interiors or multi-functional interior components for eight commercial customers. Revenue by product line for the year ended December 31, 2000, was as follows:

     - $3,238,000 - manufacture and installation of modular, medical interiors
     -    $2,308,000  -  manufacture  of  multi-mission  interiors
     - $954,000 - design and manufacture of other aerospace and medical transport products

     Cost of medical interiors and products increased by 20.9% for the year ended December 31, 2001, as compared to the previous year, reflecting the change in sales volume over the same period.

     Parts and maintenance sales and services increased 62.3% for the year ended December 31, 2001, compared to the prior year, primarily due to the sale of aircraft spare parts by the Company's HBM operations to a single customer. Cost of parts and maintenance sales and services for the year also increased accordingly.

     In the year ended December 31, 2001, Air Methods recognized a gain of $110,000 on the sale of a fixed wing aircraft which was no longer utilized in the fleet. In the year ended December 31, 2000, the Company recognized net gains totaling $343,000 on the disposition of assets, including $330,000 from an insurance settlement for one of the Company's helicopters damaged in an accident.

     Flight center costs increased 24.5% to $28,288,000 for the year ended December 31, 2001, compared to 2000. Changes by business segment are as follows:

     - CBM - Flight center costs increased 35.6% to $14,139,000 for the following reasons:
          - Acquisition of ARCH in April 2000. Flight center costs related to ARCH for the year ended December 31, 2001, totaled $5,695,000, compared to $3,675,000 from the acquisition date through December 31, 2000. ARCH also added personnel to staff the new base opened in 2001.
          - Addition of personnel to staff one base location opened during the second quarter of 2000 and one during the second quarter of 2001.
          - Increases in supplemental contributions to the employee defined contribution retirement plan effective July 2000 and January 2001. Contributions increased 0.5% of salaries effective July 2000 and an additional 0.5% effective January 2001.
          -    Increases  in  salaries  for  merit  pay  raises.

     - HBM - Flight center costs increased 15.2% to $14,149,000 primarily due to the following:
          - Addition of personnel to staff the new base locations described above.
          - Increases in supplemental contributions to the employee defined contribution retirement plan as described above.
          - Increase of approximately 21% in the cost of employee health insurance coverage paid by the Company.
          -    Increases  in  salaries  for  merit  pay  raises.

     Aircraft operating expenses increased 14.7% for the year ended December 31, 2001, in comparison to the year ended December 31, 2000, due to the following:

     - Acquisition of ARCH in April 2000. Expenses for the ARCH fleet totaled $3,474,000 for the year ended December 31, 2001, compared to $2,203,000 from the acquisition date through December 31, 2000.
     - Addition of five fixed wing aircraft and two Bell 407 helicopters for HBM operations during 2001.
     - Increase in on-condition costs for maintenance on the Company's Bell 407 fleet as four aircraft were subject to a 2500-hour airframe inspection during the year compared to only one in the prior year.
     - Increase of approximately 8% in hull and liability insurance rates effective July 2001, due to overall insurance market conditions.
     - Increase of approximately $26,000 per month in insurance premiums for war risk coverage effective October 1, 2001, as a result of the events surrounding September 11, 2001.

     Aircraft rental expense increased 18.8% for the year ended December 31, 2001, in comparison to the year ended December 31, 2000. Lease expense for ARCH aircraft totaled $1,184,000 for the year ended December 31, 2001, compared to $728,000 from the acquisition date through December 31, 2000. In addition, two other leased aircraft, including one under a month-to-month lease which terminated mid-year 2001, were added to the backup fleet for HBM operations in the fourth quarter of 2000.

     Depreciation and amortization expense decreased 4.5% for the year ended December 31, 2001. Expenses in 2001 included two months of amortization of a non-compete agreement related to the buyout of another air ambulance service provider in San Diego, compared to twelve months in 2000. The agreement became fully amortized in the first quarter of 2001. The increase in depreciation for the addition of ARCH's buildings and equipment was offset in 2001 by the elimination of depreciation on aircraft medical interiors, rotable equipment, and other assets which are fully depreciated.

     Bad debt expense increased 45.1% for the year ended December 31, 2001, compared to 2000, due primarily to the increase in flight revenue for CBM operations. The year ended December 31, 2001, included $3,740,000 for bad debt related to ARCH operations compared to $2,784,000 recorded from the acquisition date through December 31, 2000. For CBM operations in California and Nevada, bad debt as a percentage of related net flight revenue increased from 19.9% in 2000 to 21.3% in 2001, while decreasing from 24.0% to 19.2% for CBM operations in Missouri and Illinois over the same period. The Company believes the decrease in the collection rate for western CBM operations is due to general recessionary trends in the economy. The improvement in the collection rate for eastern CBM operations is due to stronger collections than originally anticipated at the acquisition of ARCH in April 2000. Bad debt expense related to HBM operations and Products Division was not significant in either 2001 or 2000.

     General and administrative expenses increased 24.5% for the year ended December 31, 2001, compared to the year ended December 31, 2000, reflecting the impact of the ARCH transaction. Excluding ARCH expenses, general and administrative expenses increased 13.0%, primarily due to additional support for expanded operations, merit pay increases, and changes in employee benefits (retirement plan contributions and health insurance premiums) as discussed more fully above in the analysis of flight center costs.

     Air Methods recognized a tax benefit of $615,000 in 2001 and no tax expense or benefit in 2000 primarily due to recognition of deferred tax assets for which a valuation allowance had previously been provided. Based on the expected trend in taxable earnings, the majority of the valuation allowance against deferred tax assets was reversed in 2001. As of December 31, 2001, a valuation allowance had been provided for net operating loss carryforwards which were not expected to be realized prior to expiration.

LIQUIDITY  AND  CAPITAL  RESOURCES

     The Company had working capital of $28,575,000 as of December 31, 2002, compared to $15,315,000 at December 31, 2001. The change in working capital position is primarily attributable to the acquisition of RMH in October 2002 and to an increase in receivables consistent with increased revenue for CBM and HBM divisions.

     The Company had cash and cash equivalents of $1,410,000 as of December 31, 2002, compared to $2,838,000 at December 31, 2001. Cash generated by operations increased to $11,320,000 in 2002 from $6,702,000 in 2001 primarily due to the acquisition of RMH and to improved pre-tax profitability for the reasons discussed above in Results of Operations. Significant uses of cash in 2002 included an increase in receivables, net of bad debt expense, described above. The balance of accrued overhaul and parts replacement costs grew during 2002 due to the increased level of flight volume for both CBM and HBM operations. The accrual increases with each hour flown by the fleet and is offset when life-limited aircraft components are actually replaced or overhauled.

     Cash used for investing activities totaled $39,144,000 in 2002, compared to $3,902,000 in 2001, reflecting the impact of the RMH acquisition. Other equipment acquisitions in 2002 consisted primarily of rotable equipment, medical interior and avionics installations, and upgrades for existing equipment. Significant acquisitions during 2001 included rotable equipment to replace fully depreciated items and upgrades to existing avionics equipment and aircraft interiors.

     Financing activities generated $26,396,000 in 2002, compared to using $4,069,000 in 2001. Primary uses of cash in both years consisted of payments for long-term debt and capital lease obligations and purchases of common stock into treasury. The Company used proceeds from new note agreements originated in 2002 primarily to finance the acquisition of RMH and to pay off existing debt with a higher interest rate. Proceeds from the issuance of common stock increased in 2002 compared to 2001 primarily due to the higher stock price during the year, resulting in an increased number of stock option exercises.

     Repayment of debt and capital lease obligations as well as operating lease agreements constitute the Company's long-term commitments to use cash. Balloon payments on long-term debt are due as follows:

     -    $1,474,000  in  2004
     -    $15,997,000  in  2006
     -    $24,588,000  in  2007
     -    $5,365,000  in  2008
     -    $1,918,000  in  2009

     The following table outlines the Company's obligations for payments under its capital leases, debt obligations, and operating leases for the years ended December 31 (amounts in thousands).

                     Capital Leases
            --------------------------------
             Minimum
              Lease     Less:    Net Present  Long-term  Operating     Total
            Payments   Interest     Value       Debt      Leases    Obligations
            -------------------------------------------------------------------
2003        $     952       215          737      5,604     12,515       18,856
2004            3,074       168        2,906      6,755     12,359       22,020
2005              227         7          220      5,901     12,219       18,340
2006               17         2           15     20,842     11,692       32,549
2007                9        --            9     27,264     10,994       38,267
Thereafter         --        --           --     16,485     32,122       48,607
            -------------------------------------------------------------------
Total       $   4,279       392        3,887     82,851     91,901      178,639
            ===================================================================

     The Company has entered into various aircraft operating leases under which it provides residual value guarantees to the lessor. As of December 31, 2002, the undiscounted maximum amount of potential future payments under the guarantees is $4,156,000. No amounts have been accrued for any estimated losses with respect to the guarantees, since it is not probable that the residual value of the aircraft will be less than the amounts stipulated in the guarantee. The assessment of whether it is probable that the Company will be required to make payments under the terms of the guarantee is based on current market data and the Company's actual and expected loss experience.

Senior  Revolving  Credit  Facility

     In October 2002, the Company entered into a $35 million senior revolving credit facility with certain lenders to finance a portion of the purchase price and related closing costs for the RMH acquisition and to provide working capital and letter of credit availability for future activities of the Company. Borrowings under the credit facility are secured by substantially all of the Company's non-aircraft assets, including accounts receivable, inventory, equipment and general intangibles. The facility matures October 16, 2006 but can be prepaid at any time, subject to payment of an early termination fee ranging from .25% to 2% if the termination occurs prior to October 16, 2004.

     Indebtedness under the credit facility will bear interest, at the Company's option, at either (i) the higher of the federal funds rate plus 0.50% or the prime rate as announced by PNC Bank, National Association (PNC) plus an applicable margin ranging from 0 to 0.75% or (ii) a rate equal to LIBOR plus an applicable margin ranging from 1.75% to 3.00%. As of December 31, 2002, the weighted average interest rate on the outstanding balance against the line was 4.02%. The amount of borrowings permitted under the credit facility is based on a borrowing base comprised of (i) 75% of accounts receivable from Medicare, Medicaid, insurance companies and community-based payers and 85% of other accounts receivable, and (ii) the lesser of (A) 60% of inventory valued at the lower of cost or market, (B) 85% of inventory valued at liquidation value, or
(C) $15 million. At December 31, 2002, approximately $29,843,000 was available under the credit facility, and $12,554,000 was drawn against the line.

     Payment obligations under the credit facility accelerate upon the occurrence of defined events of default, including the following: failure to pay principal or interest, or to perform covenants, under the credit facility or other indebtedness; events of insolvency or bankruptcy; failure to timely discharge judgments of $250,000 or more; failure to maintain the first priority status of liens under the credit facility; levy against a material portion of the Company's assets; default under other indebtedness; suspension of material governmental permits; interruption of operations at any Company facility that has a material adverse effect; and a change of control in the Company.

     The credit facility contains various covenants that limit, among other things, the Company's ability to create liens, declare dividends, make loans and investments, enter into real property leases exceeding specified expenditure levels, make any material change to the nature of the Company's business, enter into any transaction with affiliates other than on arms' length terms, prepay indebtedness, enter into a merger or consolidation, or sell assets. The credit facility also places limits on the amount of new indebtedness, operating lease obligations, and unfinanced capital expenditures which the Company can incur in a fiscal year. The Company is required to maintain certain financial ratios as defined in the credit facility. As of December 31, 2002, the Company was in compliance with the covenants.

Subordinated Debt

     On October 16, 2002, the Company issued $23 million in subordinated notes to Prudential Capital Partners, L.P. and Prudential Capital Partners Management Fund, L.P. (together, the Subordinated Lenders) to finance the acquisition of RMH. The notes are unsecured and provide for quarterly payment of interest only at 12% per annum, with all principal due October 16, 2007. With certain exceptions as defined in the notes, the notes may not be prepaid until July 1, 2004, and prepayments after July 1, 2004, will be at a declining premium.

     The purchase agreement entered into in connection with the notes contains various covenants that limit, among other things, the Company's ability to create liens, declare dividends, make certain loans, enter into real property leases exceeding specified expenditure levels, make any material change to the nature of the Company's business, enter into any transaction with affiliates other than on arms' length terms, prepay indebtedness, enter into a merger or consolidation, sell or discount receivables, or sell assets. The purchase agreement also places limits on the amount of new indebtedness, operating lease obligations, and unfinanced capital expenditures which the Company can incur in a fiscal year. The Company is required to maintain certain financial ratios as defined in the purchase agreement. As of December 31, 2002, the Company was in compliance with the covenants.

     Payment obligations under the purchase agreement accelerate upon the occurrence of defined events of default, including the following: failure to pay principal or interest, or to perform covenants, under the notes and related purchase agreement or other indebtedness; events of insolvency or bankruptcy; failure to timely discharge judgments of $500,000 or more; failure to file and keep effective a registration statement relating to the warrants issued to the Subordinated Lenders; and a change of control in the Company.

Other Notes

     In June 2002, the Company originated a $1,290,000 note payable with interest at 6.7% to finance the buyout of an aircraft previously under an operating lease. The note is collateralized by a Bell 407 helicopter. In October 2002, the Company entered into a $7,670,000 note payable with interest at 6.60% to pay off existing indebtedness. The note is collateralized by a Bell 412 helicopter and five Bell 222 helicopters.

     As of December 31, 2002, the Company held unencumbered aircraft with a net book value of $7.0 million and has additional equity in other encumbered aircraft which could be utilized as collateral for borrowing funds as an additional source of working capital if necessary. The Company also has $17,289,000 unused capacity on its credit facility. The Company believes that these borrowing resources, coupled with continued favorable results of operations, will allow the Company to meet its obligations in the coming year.

CRITICAL  ACCOUNTING  POLICIES

     The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, uncollectible receivables, deferred income taxes, and aircraft overhaul costs. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

     Fixed flight fee revenue under the Company's operating agreements with hospitals is recognized monthly over the terms of the agreements. Flight revenue relating to patient transports is recognized upon completion of the services. Revenue and accounts receivable are recorded net of estimated contractual allowances under agreements with third-party payers. Estimates of contractual allowances are initially determined based on historical discount percentages for Medicare and Medicaid patients and adjusted periodically based on actual discounts. If actual discounts realized are more or less than those projected by management, adjustments to contractual allowances may be required.

     Revenue related to fixed fee medical interior and products contracts is recorded as costs are incurred using the percentage of completion method of accounting. The Company estimates the percentage of completion based on costs incurred to date as a percentage of an estimate of the total costs to complete the project. Certain products contracts provide for reimbursement of all costs plus an incremental amount. Revenue on these contracts is also recorded as costs are incurred. Losses on contracts in process are recognized when determined. If total costs to complete a project are greater or less than estimated, the gross margin on the project may be greater or less than originally recorded under the percentage of completion method.

Uncollectible Receivables

     The Company responds to calls for air medical transports without pre-screening the credit worthiness of the patient. Uncollectible trade receivables are charged to operations using the allowance method. Estimates of uncollectible receivables are determined monthly based on historical collection rates and adjusted monthly thereafter based on actual collections. If actual future collections are more or less than those projected by management, adjustments to allowances for uncollectible accounts may be required. While bad debt expenses have historically been within expectations and the allowances established, there can be no guarantee that the Company will continue to experience the same collection rates that it has in the past.

Deferred Income Taxes

     In preparation of the consolidated financial statements, the Company is required to estimate income taxes in each of the jurisdictions in which it operates. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciable assets and maintenance reserves, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheets. The Company then assesses the likelihood that deferred tax assets will be recoverable from future taxable income and records a valuation allowance for those amounts it believes are not likely to be realized. Establishing or increasing a valuation allowance in a period results in income tax expense in the statement of operations. The Company considers estimated future taxable income, tax planning strategies, and the expected timing of reversals of existing temporary differences in assessing the need for a valuation allowance against deferred tax assets. In the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the valuation allowance would be charged to income in the period such determination was made. Likewise, should the Company determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the valuation allowance would increase income in the period such determination was made.

Aircraft Overhaul Costs

     The Company uses the accrual method of accounting for major engine and airframe component overhauls and replacements. The cost of overhaul or replacement is estimated using published manufacturers' price lists, when available, or historical experience. This cost is accrued based on usage of the aircraft component over the period between overhauls or replacements as mandated by the parts manufacturer. If the cost of overhaul or replacement is greater or less than estimated by management, more or less aircraft operating costs may be recorded in the period in which the price increase becomes effective or in which the aircraft component is overhauled.

NEW ACCOUNTING STANDARDS

     In April 2002, the FASB issued FASB Statement No. 145 (Statement 145), Rescission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13, and Technical Corrections. Statement 145 updates, clarifies and simplifies existing accounting pronouncements, including the rescission of Statement 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result the criteria in Opinion 30 will now be used to classify those gains and losses. The Company adopted Statement 145 in 2002 and the impact on its financial condition or results of operations was not material.

     In June 2002, the FASB issued FASB Statement No. 146 (Statement 146), Accounting for Costs Associated with Exit or Disposal Activities. Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between Statement 146 and Issue No. 94-3 relates to the requirements for recognition of a liability for a cost associated with an exit or disposal activity. Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost (as defined in the issue) was recognized at the date of an entity's commitment to an exit plan. Statement 146 also establishes that fair value is the objective for initial measurement of the liability. Statement 146 is effective for exit or disposal activities that are initiated after December 31, 2002, and the Company does not expect the adoption to have a material impact on its results of operations or financial position.

     In December 2002, the FASB issued FASB Statement No. 148 (Statement 148), Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not plan to adopt the fair value based method, and, therefore, does not expect adoption of this standard to have a material impact on it financial position or results of operations. The Company has adopted the expanded disclosure provisions of Statement 148 in the consolidated financial statements for the year ended December 31, 2002.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No. 45 elaborates on the disclosures made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded, and requires expanded disclosures for certain types of obligations not covered by the accounting provisions of this interpretation, such as warranty obligations. The Company is required to apply the provisions of Interpretation No. 45 to guarantees that are initiated or modified after December 31, 2002. The Company has adopted the disclosure requirements of the interpretation in its financial statements for the year ended December 31, 2002, and does not expect the adoption of Interpretation No. 45 to have a material impact on the Company's financial position or results of its operations.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 is an interpretation of Accounting Research Bulletin No. 51, and addresses consolidation by business enterprises of variable interest entities. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. The Company is required to apply the provisions of Interpretation No. 45 to variable interest entities created after January 31, 2003. The Company does not expect the adoption of Interpretation No. 46 to have a material impact on the Company's financial position or results of its operations.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. As of December 31, 2002, the Company did not use financial instruments to any degree to manage these risk and did not hold or issue financial instruments for trading purposes. All of the Company's product sales and related receivables are payable in U.S. dollars. The Company is subject to interest rate risk on its debt obligations and notes receivable, all of which have fixed interest rates, except the senior revolving credit facility. Based on the amounts outstanding at December 31, 2002, the annual impact of a 1% change in interest rates would be approximately $126,000. Interest rates on these instruments approximate current market rates as of
December 31, 2002.

                                    BUSINESS

GENERAL

     The Company was originally incorporated in Colorado in 1982 and now serves as one of the largest providers of air medical emergency transport services and systems throughout the United States of America. As of December 31, 2002, the Company's CBM operations provided air medical transportation services in 14 states, while its HBM operations provided air medical transportation services to hospitals located in 27 states, plus Puerto Rico, under operating agreements with original terms ranging from one to ten years. Under both CBM and HBM operations, the Company transports persons requiring intensive medical care from either the scene of an accident or general care hospitals to highly skilled trauma centers or tertiary care centers. The Company's Products Division designs, manufactures, and installs aircraft medical interiors and other aerospace products.

ACQUISITION OF RMH

     On October 16, 2002, Air Methods acquired 100% of the membership interest of RMH, a Delaware limited liability company, from Rocky Mountain Holdings, Inc. and AMC Helicopters, Inc. The purchase price for RMH was $33.6 million in cash. RMH's long-term debt and outstanding balances on RMH's line of credit totaled $36.2 million as of September 30, 2002. Except for approximately $1.6 million of RMH debt that was repaid in connection with the acquisition, the long-term debt remains outstanding, either as debt of RMH or as debt assumed or replaced by the Company. The $5 million outstanding balance on the RMH line of credit was rolled into the Senior Credit Facility described above in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." As provided for in the membership purchase agreement, the purchase price was reduced by $1.5 million due to changes in net equity of RMH from September 30, 2002, until October 16, 2002, as determined by a third party review.

     The purchase price was negotiated by Air Methods and the sellers, and includes an earn-out provision under which the sellers may receive up to $2.6 million of additional consideration over the next nine years based on actual collections against certain receivables. The Company incurred costs and fees of approximately $1 million in connection with the acquisition, including legal fees of Company counsel and a fee of $750,000 paid to Americas Partners for its services in connection with the acquisition. Ralph Bernstein and Morad Tahbaz, directors of the Company, are partners of Americas Partners. In addition, the Company incurred debt origination fees and expenses of approximately $2.6 million, including fees paid to CIBC World Markets Corp. for investment banking services in arranging the financing for the acquisition and legal fees paid to counsel for the lenders.

     Background of RMH

     RMH pioneered the first hospital-based air medical service program over thirty years ago and currently provides air medical transport services throughout the United States under both the CBM and HBM utilizing a fleet of over 80 helicopters and fixed-wing aircraft. RMH also maintains a national dispatch and communications center in Omaha, Nebraska, and aircraft maintenance and overhaul operations at its Provo, Utah headquarters and in Greenville, South Carolina. The Company plans to continue all of RMH's HBM and CBM operations and to retain the RMH bases, equipment and air medical transport service personnel. As of September 30, 2002, RMH had 810 employees.

     The following tables present selected financial information of RMH and its subsidiaries which has been derived from the historical financial statements of RMH included elsewhere in this prospectus. The selected financial data of RMH should be read in conjunction with the consolidated financial statements of RMH and notes thereto.


                            SELECTED FINANCIAL DATA OF RMH
              (Amounts in thousands except share and per share amounts)

                                Nine Month Period Ended    Year Ended December 31,
                               ----------------------  ------------------------------
                                    September 30,
                               ----------------------
                                 2002        2001        2001       2000       1999
                               ----------------------  ------------------------------
STATEMENT OF OPERATIONS DATA:      (Unaudited)
Revenue                        $ 77,042      64,814      87,880     75,862    68,700
Operating expenses:
 Operating                       65,475      58,317      77,367     66,293    59,500
 General and administrative       4,836       3,100       4,688      3,738     3,784
Other income (expense), net      (2,225)     (2,242)     (3,176)    (3,206)   (2,402)
                               ----------------------  ------------------------------

Net income                     $  4,506       1,155       2,649      2,625     3,014
                               ======================  ==============================


                                      -24-

                                  As of       As of December 31,
                                  ----        ------------------
                               September 30,
                               ------------  -------------------
                                   2002        2001        2000
                               ------------  -------------------
BALANCE SHEET DATA:            (Unaudited)
Total assets                   $ 81,092      83,349      72,051
Long-term liabilities            31,700      41,291      38,435
Stockholders' equity             31,069      25,239      22,652

     The Company accounts for aircraft maintenance expense on an accrual basis while RMH has accounted for aircraft maintenance expense on an as incurred basis. The Company does not expect these differences in accounting treatment to be significant to its results of operations.

OPERATING MODELS AND DIVISIONS OF THE COMPANY

     Community-Based Model

     Services provided under the CBM, also referred to as independent provider operations, include medical care, aircraft operation and maintenance, 24-hour communications and dispatch, and medical billing and collections. CBM aircraft are typically based at fire stations or airports. Revenue from the CBM consists of flight fees billed directly to patients, their insurers, or governmental agencies. Due to weather conditions and other factors, the number of flights is generally higher during the summer months than during the remainder of the year, causing revenue generated from operations to fluctuate accordingly.

     In July 1997, the Company acquired Mercy Air Service, Inc. (Mercy Air), which has operated as a community-based provider of air medical transportation services throughout southern California since 1988. In April 2000, the Company established a wholly-owned subsidiary of Mercy Air, ARCH Air Medical Service, Inc. (ARCH), to acquire substantially all of the business assets of Area Rescue Consortium of Hospitals, which has provided air medical transportation services in the St. Louis metropolitan area and surrounding communities since 1987. Following the acquisition of RMH in October 2002, RMH's CBM operations, also called LifeNet, were incorporated into the Company's CBM division. The division operates 51 helicopters and three fixed wing aircraft under both Instrument Flight Rules (IFR) and Visual Flight Rules (VFR) in 14 states, with concentrations in California, Arizona, the Midwest, and the Southeast. Although the division does not generally contract directly with specific hospitals, it has long-standing relationships with several leading healthcare institutions in the metropolitan areas in which it operates.

     Mercy Air also provides air medical services in the Santa Barbara, California, community under a joint venture agreement which calls for Mercy Air to provide medical staffing, dispatch, and medical billing and collection and to share equally in the net operating results of the venture with its partner.

     In 2002, the Company opened one new CBM location in the Los Angeles metropolitan area and one in the St. Louis region.

     Hospital-Based Model

     The Company's HBM provides hospital clients with helicopters and airplanes that are generally based at hospitals and are equipped with medical interiors approved by the Federal Aviation Administration (FAA). The Company's responsibility is to operate and maintain the aircraft in accordance with Federal Aviation Regulations (FAR) Part 135 standards. Hospital clients provide medical personnel and all medical care on board the aircraft. Under the typical operating agreement with a hospital, the Company earns approximately 65% of its revenue from a fixed monthly fee and 35% from an hourly flight fee from the hospital, regardless of when, or if, the hospital is reimbursed for these services by its patients, their insurers, or the federal government. Both monthly and hourly fees are generally subject to annual increases based on changes in the consumer price index and in hull and liability insurance premiums. Because the majority of the division's flight revenue is generated from fixed monthly fees, seasonal fluctuations in flight hours do not significantly impact monthly revenue in total.

     In 2002, the Company expanded operations for a fixed wing customer in Oregon with the addition of a third aircraft and began operations under new contracts in Miami, Florida, and Farmington, New Mexico. The HBM operations of RMH are being integrated into the division following the acquisition on October 16, 2002.

     The Company performs non-destructive component testing, engine repair, and component overhaul at its headquarters in metropolitan Denver, Colorado, and at the former RMH headquarters in Provo, Utah. The Company is a Customer Service Facility for Bell Helicopter, Inc. (Bell) and an FAA-Certified Repair Station authorized to perform airframe, avionics, and limited engine repairs. In-house repair, maintenance, and testing capabilities provide cost savings and decrease aircraft down time by avoiding the expense and delay of having this work performed by nonaffiliated vendors.

     The Company operates some of its HBM contracts under the service mark AIR LIFE(R). The air medical transportation industry identifies the service mark with the Company's high quality customer support and standard of service.

     Products Division

     The Company's Products Division manufactures modular, multi-functional medical interiors; multi-mission interiors; and other aerospace products. The key features of the multi-functional and multi-mission interiors are flexibility of configuration for multiple transport needs and simplicity of installation and maintenance. Although medical interiors ranging from basic life support systems to intensive care units have comprised the majority of the Products Division's business, the combination of its engineering, manufacturing, and certification capabilities has also allowed the division to design and integrate other aerospace products, such as aircraft navigation systems, environmental control systems, and structural and electrical systems. Manufacturing capabilities include composites, machining and welding, sheetmetal, and upholstery. The division also offers quality assurance and certification services pursuant to Parts Manufacturer Approvals (PMA's) and maintains ISO9001: 1994 (Quality Systems) and EN46001 (Medical Devices) certifications. ISO9001 is a general quality management standard while the second certification relates to specific standards for the Medical Device industry.

     The Products Division markets its services and products both domestically and internationally to a variety of customers through an extensive network of marketing representatives. Development of the modular, multi-functional medical interior has enabled the division to produce components individually for a variety of airframes. The Company maintains patents covering several products, including the Multi-Functional Floor, Articulating Patient Loading System, and Modular Equipment Frame, all of which were developed as part of the modular interior. Raw materials and components used in the manufacture of interiors and other products are generally widely available from several different vendors.

     In 2002, the Company completed the development of a litter system for the U.S. Army's Medical Evacuation Vehicle (MEV) and received a contract for the production of 42 units to be delivered in 2002 and 2003. The Company also completed production of five HH60L Multi-Mission Medevac Systems for the U.S. Army. During 2002, the division installed components of its modular or multi-mission interiors for six commercial customers, in addition to completing the refurbishment of two aircraft interiors and various other projects for the Company's HBM and CBM operations. Subsequent to the acquisition of RMH in

October 2002, the Products Division began the process of integrating the aircraft interior completion operations conducted in Provo, Utah, and Greenville, South Carolina. The majority of RMH's interior completion work prior to the acquisition, including the development of a medical interior for the EC130 helicopter, was in support of its own fleet of aircraft.

COMPETITION

     Competition in the air medical transportation industry comes primarily from three national operators: Corporate Jets, Inc.; OmniFlight, Inc.; and Petroleum Helicopters, Inc. The CBM also faces competition from smaller regional carriers and alternative air ambulance providers such as local governmental entities. Operators generally compete on the basis of price, safety record, accident prevention and training, and the medical capability of the aircraft. Price is a significant element of competition for HBM operations as many healthcare organizations continue to move toward consolidation and strict cost containment, reflecting uncertainty concerning the future structure of healthcare providers and reimbursement. The Company believes that its competitive strengths center on the quality of its customer service and the medical capability of the aircraft it deploys, as well as its ability to tailor the service delivery model to a hospital's or community's specific needs.

     The Company's competition in the aircraft interior design and manufacturing industry comes primarily from two companies based in the United States and one in Europe. Competition is based mainly on product features, performance, price, and weight. The Company believes that it has demonstrated the ability to compete on the basis of each of these factors.

CONTRACTS IN PROCESS

     As of December 31, 2002, the Company was completing the production of 42 MEV units for the U.S. Army, with delivery of the remaining units scheduled for the first and second quarters of 2003, and had received contracts to begin production of two modular medical interiors for two commercial customers. Remaining revenue for all contracts in process as of December 31, 2002, is estimated at $940,000. As of December 31, 2001, the revenue remaining to be recognized on medical interiors and other products in process was $1.3 million.

EMPLOYEES

     As of December 31, 2002, the Company retained 1,343 full time and 165 part time employees, comprised of 530 pilots; 317 aviation machinists, airframe and power plant (A&P) engineers, and other manufacturing/maintenance positions; 394 flight nurses and paramedics; and 268 business and administrative personnel. The Company's pilots are IFR-rated where required by contract, and all have completed an extensive ground school and flight training program at the commencement of their employment with the Company, as well as local area orientation and annual training provided by the Company. All of the Company's aircraft mechanics must possess FAA A&P licenses. All flight nurses and paramedics hold the appropriate state and county licenses, as well as Cardiopulmonary Resuscitation, Advanced Cardiac Life Support, and/or Pediatric Advanced Life Support certifications.

     The Company's employees are not covered by any collective bargaining agreements and management believes that its relations with employees are satisfactory. The Company provides salary and benefits packages it believes to be competitive with those offered by other providers of air medical services based on the individual qualifications of employees.

GOVERNMENT REGULATION

     The Company is subject to the Federal Aviation Act of 1958, as amended. All flight and maintenance operations of the Company are regulated and actively supervised by the U.S. Department of Transportation through the FAA. Medical interiors and other aerospace products developed by the Company are subject to FAA certification. The Company, Mercy Air, ARCH, and RMH each hold a Part 135 Air Carrier Certificate and a Part 145 Repair Station Certificate from the FAA. One condition of the Part 135 certificate is that the voting interests of the holder of the certificate cannot be more than 25% owned by foreign persons. We are aware of one foreign person who holds approximately 9.5% of our Common Stock.

                                   PROPERTIES

FACILITIES

     The Company leases its headquarters, consisting of approximately 77,000 square feet of office and hangar space, in metropolitan Denver, Colorado, at Centennial Airport. The lease expires in August 2006 and the approximate annual rent is $678,000. Mercy Air's headquarters consist of approximately 19,000 square feet of office and hangar space owned by the Company in Rialto, California. Under a ground lease that expires in May 2007, the Company pays minimal rent for the land at the airport where the facilities are located. ARCH's headquarters consist of approximately 11,500 square feet of office and hangar space owned by the Company in St. Louis, Missouri. RMH's headquarters consist of approximately 51,200 square feet of office and hangar space owned by the Company in Provo, Utah. The Company also owns and leases various properties for depot level maintenance and administration purposes. The Company believes that these facilities are in good condition and suitable for the Company's present requirements.

EQUIPMENT AND PARTS

     As of December 31, 2002, the Company managed and operated a fleet of 157 aircraft, consisting of 141 helicopters and 16 airplanes, for its HBM and CBM operations. Of these aircraft, the Company owns 66 helicopters and two airplanes and leases 59 helicopters and 4 airplanes. The Company operates 16 helicopters and 10 airplanes owned by client hospitals and other third parties in connection with existing air medical contracts. The composition of the Company's owned and leased fleet as of December 31, 2002, is as follows (dollar amounts in thousands):

                           COMPANY OWNED AIRCRAFT (1)
                          (Dollar amounts in thousands)
                          -----------------------------

                                                                Total
                                          Total                Net Book
       Type              Number            Cost                 Value
     -------            --------         --------             ---------
Helicopters:
     Bell 206               5            $  4,832            $   2,518
     Bell 222              13              26,639               15,530
     Bell 407               5               9,554                8,360
     Bell 412               4              12,898                7,291
     BO 105                 2               1,406                1,392
     AS 350                17              14,474               14,328
     AS 355                 1                 935                  925
     EC 130                 1               1,551                1,551
     BK 117                18              36,892               32,888
                        --------         --------             ---------

                           66             109,181               84,783
                        --------         --------             ---------

Airplanes:
     King Air E 90          1                594                   579
     King Air B 200         1              1,384                 1,359
                         ----------------------------------------------

                            2              1,978                 1,938
                         ----------------------------------------------

TOTALS                     68          $ 111,159              $ 86,721
                           ==           ========              ========



                            COMPANY LEASED AIRCRAFT

                          (Dollar amounts in thousands)
                          -----------------------------


                                   Average
                                  Remaining      Total Rents     Remaining
     Type             Number    Term in Years  Over Lease Life    Payments
     ----             ------    -------------  ----------------  ----------
Helicopters:
     Bell 222            5              7        $    6,169      $    4,533
     Bell 407            7              7            13,666           9,688
     Bell 412            1              7             2,463           1,580
     MD902               2              9             7,613           6,874
     BO 105              3              9             2,141           1,799
     AS 350             15              7            20,919          15,534
     EC 135              1             10             2,428           2,368
     EC 130              2             10             4,052           3,782
     BK 117             23              8            42,513          35,185
                      ------    -------------  ----------------  ----------
                        59                          101,964          81,343
                      ------                   ----------------  ----------

Airplanes:
     King Air B100       2              7             1,523           1,104
     Pilatus PC-12       2              8             5,714           4,363
                      ------    -------------  ----------------  ----------
                         4                            7,237           5,467
                      ------                   ----------------  ----------

     TOTALS             63                        $ 109,201  $       86,810
                      ------                   ----------------  ----------

(1) Includes aircraft acquired under capital leases.

     The Company generally pays all insurance, taxes, and maintenance expense for each aircraft in its fleet. Because helicopters are insured at replacement cost which usually exceeds book value, the Company believes that helicopter accidents covered by hull and liability insurance will generally result in full reimbursement of any damages sustained. In the ordinary course of business, the Company may from time to time purchase and sell helicopters in order to best meet the specific needs of its operations.

     The Company has experienced no significant difficulties in obtaining required parts for its helicopters. Repair and replacement components are purchased primarily through Bell and AEC, since Bell and AEC aircraft make up the majority of the Company's fleet. Based upon the manufacturing capabilities and industry contacts of Bell and AEC, the Company believes it will not be subject to material interruptions or delays in obtaining aircraft parts and components. Any termination of production by Bell or AEC would require the Company to obtain spare parts from other suppliers, which are not currently in place.

     A substantial number of the Company's aircraft are financed, including through capital leases, and the equipment lenders or lessors maintain liens on the aircraft to secure payment of the loan or lease.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Summary information concerning the Company's directors and executive officers is set forth below:

                                                                                         CLASS/YEAR
                                                                                           TERM AS
                                                                                           DIRECTOR
NAME                           AGE  POSITION                                              EXPIRES(1)
----                           ---  --------                                             -----------
George W. Belsey                63  Chairman of the Board and Chief Executive            I/2004
                                    Officer(2)
Ralph J. Bernstein              45  Director                                             III/2003
Samuel H. Gray                  65  Director                                             II/2005
MG Carl H. McNair, Jr. (Ret.)   68  Director                                             I/2004
Lowell D. Miller, Ph.D.         69  Director                                             III/2003
Donald R. Segner                77  Vice-Chairman of the Board                           I/2004
Morad Tahbaz                    47  Director                                             II/2005
Aaron D. Todd                   41  Director, Secretary, Treasurer and Chief Financial   II/2005
                                    Officer and Chief Operating Officer(2)
David L. Dolstein               54  Senior Vice President, Community Based Services      N/A
Neil M. Hughes                  44  Senior Vice President, Air Medical Services          N/A
Sharon J. Keck                  36  Chief Accounting Officer and Controller              N/A

(1) Refers to the calendar year in which the annual meeting of stockholders is contemplated to be held and at which the term of the pertinent director class shall expire.


                                      -30-

(2) Mr. Belsey is anticipated to retire as the Company's Chief Executive Officer in June 2003 and Mr. Todd will succeed Mr. Belsey as the Company's Chief Executive Officer at such time.

MR. GEORGE W. BELSEY was elected Chief Executive Officer effective June 1, 1994, and has served as Chairman of the Company's Board of Directors since April 1994, having been appointed a director of the Company in December 1992. The Company has announced that Mr. Belsey is anticipated to be retiring from the chief executive officer position in June 2003. Mr. Belsey will continue to serve as Chairman. From February 1992 to June 1994, Mr. Belsey served as Executive Vice President, Professional Affairs, and the Chief Operating Officer of the American Hospital Association, a large national trade association and advocacy group for hospitals and health care organizations, where he was responsible for the association's activities relating to hospital operations, including medical staff affairs, nursing, health manpower, quality of care programs and hospital governance. Prior to joining the American Hospital Association, Mr. Belsey served as Chief Executive Officer and Executive Director of the University of Utah Hospital and Clinics, Salt Lake City, Utah (one of the Company's hospital customers) from March 1989 to February 1992 and was Chief Operating Officer from December 1983 to March 1989. He is a former Vice President of Northwestern Memorial Hospital, Chicago, and has held administrative positions at Rush-Presbyterian-St. Luke's Medical Center, Chicago, and MacNeal Memorial Hospital, Berwyn, IL. He received his Bachelor's Degree in Economics from DePauw University in Greencastle, Indiana, and holds a Master's Degree in Business Administration from George Washington University, Washington, D.C.

MR. RALPH J. BERNSTEIN became a Director of the Company in February 1994. Mr. Bernstein is a co-founder and General Partner of Americas Partners, an investment and venture capital firm, and, since 1981 has been responsible for the acquisition, renovation, development and financing of several million square feet of commercial space. Mr. Bernstein started his career in agribusiness with a large European multi-national trading and real estate development company, where he was later responsible for that company's U.S. real estate activities. He holds a Bachelor of Arts Degree in Economics from the University of California at Davis.

MR. SAMUEL H. GRAY was appointed as a director of the Company in March 1991. Since 1989, he has been Chief Executive Officer of The Morris Consulting Group, Inc., a health care industry consulting firm. From 1983 to 1989, Mr. Gray served as President and Chief Executive Officer of Kalipharma, Inc., a multi-source pharmaceutical company. From 1975 to 1983, Mr. Gray served as Executive Vice President of Sales and Marketing for G.D. Searle and Company, Inc. ("Searle") where he was responsible for pharmaceutical marketing, the consumer products division of Searle, and Searle-Canada, Ltd. In addition, his responsibilities included distribution, customer service, clinical research management, licensing and acquisitions, public relations and worldwide strategic marketing planning. He has served as a director of Searle; Searle Canada, Ltd.; Kalipharma; Kali-Duphar, Inc.; and the National Association of Pharmaceutical Manufacturers. He is a past member of the National Wholesale Druggist Association's Industry Advisory Committee and has served on the Advisory Board of Pharmaceutical Executive magazine. In 1959, Mr. Gray received a Bachelor of Science Degree from the University of Florida.

MAJOR GENERAL CARL H. MCNAIR, JR. (RET.) was appointed to the Board of Directors in March 1996. In April 1999, General McNair retired from his position as Corporate Vice President and President, Enterprise Management, for DynCorp, a technical and professional services company headquartered in Reston, Virginia, where he was responsible for the company's core businesses in facility management, marine operations, test and evaluation, administration and security, and biotechnology and health services. He currently serves as Special Assistant to the President of DynCorp for government relations. From 1987 to 1990, General McNair was Vice President, Army Programs, with Burdeshaw Associates, Ltd., a professional services firm in Bethesda, Maryland. For more than 32 years he served the United States Army in Research and Development, Infantry, and Army Aviation in both command and staff positions, including Deputy for Aviation to the Assistant Secretary of the Army (Research, Development and Acquisition); Aviation Officer, U.S. Army; and Commanding General, U.S. Army Aviation Center. Achieving the rank of Major General, he culminated his military career in 1987 as Chief of Staff, U.S. Army Training and Doctrine Command, Fort Monroe, Virginia. A Master Aviator with commercial, fixed wing, rotary wing, and multi-engine instructor ratings, his aerial combat service spanned six campaigns in the Republic of Vietnam during which he accrued over 1,500 combat flying hours serving as Commander to both an Assault Helicopter Company and a Combat Aviation Battalion. General McNair's academic credentials include a Bachelor of Science Degree in Engineering from the U. S. Military Academy at West Point, and both a Bachelor Degree and Master's Degree in Aerospace Engineering from Georgia Institute of Technology as well as a Master of Science Degree in Public Administration from Shippensburg University. For academic achievement in aerospace, McNair was elected to Sigma Gamma Tau, a national honorary engineering fraternity.

DR. LOWELL D. MILLER was named a director of the Company in June 1990. Since 1989, Dr. Miller has been involved with various scientific endeavors including a pharmaceutical consulting business. From 1973 to 1989, Dr. Miller was employed by Marion Laboratories, Inc. ("Marion"), serving as Senior Vice President - Research and Development (1987 - 1989), Vice President - Research and Development (1977-1987), and Director of Scientific Affairs (1973-1977). Until his retirement in late 1989, Dr. Miller was responsible for all research, development and process development functions, new product opportunities and management of clinical trials and regulatory affairs, and served as Marion's Chief Scientist. He also served as a member of Marion's Board of Directors from November 1981 to November 1982 and as an Advisory Director from November 1982 to November 1983. The University of Missouri awarded Dr. Miller a Bachelor of Science Degree in 1957 as well as a Master's Degree in Biochemistry in 1958 and Biochemistry Doctorate Degree in 1960. Dr. Miller has been named Alumnus of the Year by the University of Missouri in Columbia, Missouri.

MR. DONALD R. SEGNER has served as a director of the Company since February 1992 and as Vice Chairman since April 1994. Mr. Segner has over 55 years of aviation and transportation related experience in diversified positions involving operational, flight testing, aircraft design and development and senior managerial responsibilities. Entering the military service in 1943, he was commissioned in the U.S. Marine Corps as a Naval Aviator in 1946. He served in combat in Korea and later as a military test pilot. Mr. Segner accumulated over 7,000 flight hours in over 150 types and models of aircraft. After entering private industry in 1962, Mr. Segner served as Chief Test Pilot, Manager of Advance Design and Program Manager of a major aerospace firm. In April 1981, Mr. Segner was appointed by President Reagan to the Federal Aviation Administration (FAA) as an Associate Administrator. With the advent of the Air Traffic Controller's strike in September 1981, he was given the additional responsibilities to develop, direct and control the process of allocating airspace system use by all airlines and airspace system users. Following the destruction of Korean Airline Flight 007 in 1983, he was further assigned to the White House to head the investigation of the KAL 007 shoot down and to act as Chief Delegate for the U.S.A. to the United Nations International Civil Aviation Organization (ICAO) on this matter. Later he was assigned as the United States, Chief of Delegation, by the Secretary of State, to negotiate an agreement, among the U.S.A., USSR and Japanese governments, to improve and implement future air travel safety along the North Pacific air routes. Mr. Segner has served as a director on the Board of several aviation corporations, as an advisor to NASA, and on the Advisory Board to the University of Southern California Institute of Systems and Safety Management. He is a past president of the Society of Experimental Test Pilots. Undergraduate education was received at the University of the Pacific. Graduate work was performed at the U.S. Naval Post Graduate School, Monterey (Aero) and the University of Southern California School of Business. He is a graduate of the U.S. Navy Test Pilot School. Mr. Segner has received numerous awards recognizing his contributions to the aviation community, including the AIAA's Octave Chanute Award, the SETP's Kincheloe Award, FAA Administrator's Award, the FAA Superior Achievement Gold

Medal, and the Distinguished Flying Cross for valor in combat. Mr. Segner is a Fellow in the Society of Experimental Test Pilots.

MR. AARON D. TODD was appointed a director in June 2002. Upon Mr. Belsey's retirement as chief executive officer, currently anticipated to occur in June 2003, Mr. Todd will succeed Mr. Belsey as chief executive officer. He joined the Company as Chief Financial Officer in July of 1995 and was appointed Secretary and Treasurer during that same year. He was appointed Chief Operating Officer in January 2002. From 1994 to 1995, Mr. Todd served as Vice President of Finance of Centennial Media Corporation, a Colorado publishing company, where he was responsible for all financial and accounting functions. From 1986 to 1994, Mr. Todd was employed by KPMG Peat Marwick (now KPMG LLP), a certified public accounting firm, in Denver, Colorado. Six of those years included serving on the Company's account in various capacities, including Senior Manager. Mr. Todd holds a Bachelor of Science Degree in Accounting from Brigham Young University.

MR. MORAD TAHBAZ was elected to the Board of Directors in February 1994. He is a co-founder and General Partner of Americas Partners, an investment and venture capital firm. Mr. Tahbaz serves as a Managing Director of Americas Tower Partners, the developer of Americas Tower, a 50-story office tower in New York City. Since 1983, Mr. Tahbaz has also served as Senior Vice President of The New York Land Company, a real estate acquisitions and development firm. From 1980 to 1982, he was the Project Manager for Colonial Seaboard, Inc., a residential development company in New Jersey. Mr. Tahbaz currently serves as a director of Alpha Hospitality Corporation, a publicly traded company that develops and operates gaming operations in New York, Mississippi, and Florida. Mr. Tahbaz received his Bachelor's Degree in Philosophy and Fine Arts from Colgate University and attended the Institute for Architecture and Urban Studies in New York City. He holds a Master's Degree in Business Administration from Columbia University Graduate School of Business. Mr. Tahbaz lectured on real estate development and finance at the Columbia Graduate School of Business from 1984 to 1988.

MR. DAVID L. DOLSTEIN joined the Company with the July 1997 acquisition of the wholly owned subsidiary, Mercy Air Service, Inc. Mr. Dolstein's position as President of Mercy Air Service is a continuation of his responsibilities preceding the acquisition. Previous experience includes Executive Vice President, Mercy Air Service, from January 1995 to December 1996. Before Mercy Air Service, Rocky Mountain Helicopters, Inc. employed Mr. Dolstein in its Air Medical Division from January 1981 through December of 1994. Positions included: Executive Director; Vice President, Director of Marketing; Associate Director; Regional Manager and Air Medical Pilot. Mr. Dolstein received a Bachelor of Science degree in 1974 from Central Missouri State University with postgraduate studies in industrial safety. His aviation background includes employment as a pilot by Bell Helicopter International's Training Command, Isfahan, Iran (1975 to 1979) and United States Army Aviation (1967 to 1975).

MR. NEIL M. HUGHES was named Vice President of the Company's Air Medical Services Division in April 2000, and has served as Director of Operations since August 1998. Since 1992, Mr. Hughes has served Air Methods in several other positions including Line Pilot, Area Manager, Training Captain/Check Airman and Operations Manager. Prior to joining Air Methods, Mr. Hughes was a commercial helicopter pilot and for sixteen years served in a number of capacities as an officer and aviator in the Royal Navy. Mr. Hughes has 21 years of aviation management experience and holds pilot certificates including Airline Transport Pilot, Certified Flight Instructor and Helicopter Instrument Instructor. Mr. Hughes has a Bachelor's Degree in International Affairs and is a graduate of the Royal Naval College, Dartmouth, England.

MS. SHARON KECK joined the Company as Accounting Manager in October 1993 and was named Controller in July of 1995. She assumed the additional position of Chief

Accounting Officer in January 2002. From 1989 to 1993, Ms. Keck was employed by KPMG Peat Marwick (now KPMG LLP), a certified public accounting firm, in Denver, Colorado. Two of those years included serving on the Company's account as Senior Auditor. Ms. Keck holds a Bachelor of Science Degree in Accounting from Bob Jones University.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash compensation payable by the Company that was earned by the Chief Executive Officer and each of the Company's four most highly compensated executive officers whose annual salary and bonus for 2002 exceeded $100,000. The table shows compensation received during 2000, 2001, and 2002.

                                       ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                       -------------------            ----------------------
                                                                  SECURITIES
                                                                  UNDERLYING        ALL OTHER
NAME AND POSITION                 YEAR  SALARY ($)  BONUS ($)(1)  OPTIONS (#)  COMPENSATION ($)(2)
-----------------                 ----  ----------  ------------  -----------  -------------------

George W. Belsey                  2002    249,730       219,000       175,000              12,625
 Chairman and Chief               2001    228,000        40,000            --               4,867
 Executive Officer                2000    227,374            --            --               9,665

Aaron D. Todd                     2002    224,423       217,500       125,000              12,093
 CFO and COO,                     2001    200,000        38,000            --               6,000
 Secretary and Treasurer          2000    173,247            --            --               7,393

David L. Dolstein                 2002    169,692       118,000        50,000              10,149
 Senior Vice President,           2001    162,000        12,000            --               4,860
      Community Based             2000    161,555            --            --               3,618
      Services

Neil M. Hughes(3)                 2002    169,500        99,000        50,000              10,500
 Senior Vice-President, Air       2001    162,231        18,000        50,000               4,867
      Medical Services Division   2000  146,000(3)           --            --               6,249

Sharon J. Keck                    2002    109,615      50,000(4)       15,000               6,546
 Chief Accounting Officer         2001     97,500        10,000            --               4,875
 and Controller                   2000     87,500            --            --               3,738

Michael G. Prieto(5)              2002    191,920            --        85,000            13,283(6)
 Vice-President, Products         2001    162,000        35,000            --             5,335(6)
 Division                         2000    161,555        32,400            --             7,287(6)

(1) Unless otherwise noted, bonus for 2002 consists of an incentive bonus payable under the Incentive Bonus Plan adopted in March 2002 and a discretionary bonus related to the RMH acquisition and integration. All 2002 bonuses are expected to be paid in 2003.
(2) Consists of employer matching contributions under the Company's 401(k) Plan unless otherwise noted..
(3) Mr. Hughes began his appointment as an executive officer with the Company in April 2000.
(4) Consists of a discretionary bonus related to the RMH acquisition and integration and to 2002 fiscal performance.


                                      -34-

(5)  Mr.  Prieto  resigned  from  the  Company  effective  November  30,  2002.
(6) Includes cash in lieu of employer health insurance in the amounts of $575 for 2002, $475 for 2001 and $420 for 2000.

     Executive Officer Option Grants in Last Fiscal Year

     The following table presents for fiscal year 2002 certain information regarding stock options granted to the named executive officers.

                        EXECUTIVE OFFICER OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        GRANT DATE
                   NUMBER OF SECURITIES   % OF TOTAL OPTIONS                             PRESENT
                    UNDERLYING OPTIONS   GRANTED TO EMPLOYEES   EXERCISE   EXPIRATION   VALUE PER
NAME                     GRANTED            IN FISCAL YEAR        PRICE       DATE       SHARE(1)
-----------------  --------------------  ---------------------  ---------  ----------  ------------
George W. Belsey                 75,000                    12%  $    6.15     1/03/07  $      2.43
George W. Belsey                100,000                    16%  $    8.89     6/27/07  $      2.87(2)
Aaron D. Todd                    50,000                     8%  $    6.15     1/03/07  $      2.43
Aaron D. Todd                    75,000                    12%  $    8.89     6/27/07  $      2.87(2)
David L. Dolstein                25,000                     4%  $    6.15     1/03/07  $      2.43
David L. Dolstein                25,000                     4%  $    8.89     6/27/07  $      2.87(2)
Neil M. Hughes                   25,000                     4%  $    6.15     1/03/07  $      2.43
Neil M. Hughes                   25,000                     4%  $    8.89     6/27/07  $      2.87
Sharon M. Keck                   15,000                     2%  $    6.15     1/03/07  $      2.43
Michael G. Prieto                50,000                     8%  $    6.15     1/03/07  $      2.43(2)
Michael G. Prieto                35,000                     6%  $    8.89     6/27/07  $      2.87(2)

(1) The present value is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: dividend yield of 0%, expected volatility of 57%, risk-free interest rates ranging from 1.6% to 1.9%, and expected option life of 2 to 3 years.
(2)  Voluntarily  forfeited  by  Named  Executive  Officer  on October 16, 2002.

     Aggregated Option Exercises by Executive Officers in Last Fiscal Year and FY-End Option Values

     The following table presents for fiscal year 2002 certain information regarding stock options held by the named executive officers.

                      AGGREGATED OPTION EXERCISES BY EXECUTIVE OFFICERS
                         IN LAST FISCAL YEAR AND FY-END OPTION VALUES


                                                NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                      SHARES                   UNDERLYING UNEXERCISED       IN-THE-MONEY
                     ACQUIRED                   OPTIONS AT FY-END (#)   OPTIONS AT FY-END ($)
                   ON EXERCISE                      EXERCISABLE/            EXERCISABLE/
                   ------------     VALUE      -----------------------  ---------------------
NAME                   (#)       REALIZED ($)       UNEXERCISABLE         UNEXERCISABLE(1)
-----------------  ------------  ------------  -----------------------  ---------------------
George W. Belsey        165,000       841,050            75,000/75,000              202,500/0
Aaron D. Todd            50,000       296,350               -0-/50,000                    0/0
David L. Dolstein        15,000        95,145            60,000/25,000              180,720/0
Neil M. Hughes           17,500       123,769            16,166/58,334          15,760/39,167
Sharon J. Keck               --            --               -0-/15,000                    0/0
Michael G. Prieto        75,000       396,488                  -0-/-0-                    0/0

(1)   Amounts  represent  the  fair market value of the underlying Common Stock at December
      31,  2002,  of  $5.70  per  share  less  the  exercise  price.

EMPLOYMENT AGREEMENTS

     The Company entered into an Employment Agreement with Mr. Belsey effective January 1, 2003, for an initial term of two years, subject to successive one-year extensions by written agreement of both parties. The Agreement may be terminated by either party upon 90 days' written notice, or immediately by the Company for cause, and provides for severance pay for a period of 18 months following the termination at an annual rate equal to Mr. Belsey's highest cash compensation during any 12-month period of his employment in the event of termination by the Company without cause. During the term of employment and for a period of 18 months following the termination of employment with the Company, Mr. Belsey may not engage in any business which competes with the Company anywhere in the United States.

     The Company entered into an Employment Agreement with Mr. Dolstein effective January 1, 2003, for an initial term of one year, subject to successive one-year extensions. The Agreement may be terminated by either party upon 90 days' written notice, or immediately by the Company for cause, and provides for severance pay for a period of 12 months following the termination at an annual rate equal to Mr. Dolstein's highest cash compensation during any 12-month period of his employment in the event of termination by the Company without cause. During the term of employment and for a period of 12 months following the termination of employment with the Company, Mr. Dolstein may not engage in any business which competes with the Company anywhere in the United States.

     The Company entered into an Employment Agreement with Mr. Hughes effective January 1, 2003, for an initial term of one year, subject to successive one-year extensions. The Agreement may be terminated by either party upon 90 days' written notice, or immediately by the Company for cause, and provides for severance pay for a period of 12 months following the termination at an annual rate equal to Mr. Hughes' highest cash compensation during any 12-month period of his employment in the event of termination by the Company without cause. During the term of employment and for a period of 12 months following the termination of employment with the Company, Mr. Hughes may not engage in any business which competes with the Company anywhere in the United States.

     The Company entered into an Employment Agreement with Mr. Todd effective January 1, 2003, for an initial term of two years, subject to successive one-year extensions. The Agreement may be terminated by either party upon 90 days' written notice, or immediately by the Company for cause, and provides for severance pay for a period of 18 months following the termination at an annual rate equal to Mr. Todd's highest cash compensation during any 12-month period of his employment in the event of termination by the Company without cause. During the term of employment and for a period of 18 months following the termination of employment with the Company, Mr. Todd may not engage in any business which competes with the Company anywhere in the United States.

DIRECTOR COMPENSATION

     The Company has adopted compensation and incentive benefit plans to enhance its ability to continue to attract, retain and motivate qualified persons to serve as directors of the Company. Effective for fiscal year 2003, the payments to the Company's non-employee directors are as follows:

-     Annual  retainer  of  $12,000,  raised  from $10,000 for fiscal year 2002;
-     $1,000  per  Board  meeting,  regardless  of  venue  or  format;
-     $600  per  Committee  meeting;  and
-     $900  per  Committee  meeting  for  chairing  such  meeting.

     Each non-employee director may elect to receive shares of Common Stock in lieu of cash payments pursuant to the Company's Equity Compensation Plan for Non-Employee Directors. The Company also reimburses its non-employee directors for their reasonable expenses incurred in attending Board and committee meetings. Board members who are also officers do not receive any separate compensation nor fees for attending Board or committee meetings.

     A non-employee director is granted options for completion of each year of service, if the director has attended a minimum of 75% of all Board of Directors' and applicable committee meetings during that fiscal year. A year of service is defined as a fiscal year of the Company during which the non-employee director served on the Board for the entire fiscal year. On the final day of each fiscal year, each qualified non-employee director receives a five-year option to purchase 10,000 shares, an increase from 5,000 shares for fiscal 2001, exercisable at the then-current fair market value of the Company's Common Stock. As of April 11, 2003, directors held options granted for director-related services to purchase a total of 140,000 shares of Common Stock.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth, as of April 11, 2003, the beneficial ownership of the Company's outstanding Common Stock: (i) by each person who owns of record (or is known by the Company to own beneficially) more than 5% of the Common Stock, (ii) by each director and named executive officer of the Company, and (iii) by all directors and executive officers as a group.

                                          Number      Percentage of
Name and Address                         of Shares     Common Stock
-------------------------------------  -------------  --------------
George W. Belsey                          198,107(1)           2.06%
7301 South Peoria
Englewood, CO  80112

Ralph J. Bernstein                        824,977(2)           8.50%
77 E. 77th St.
New York, NY  10021

David L. Dolstein                          73,107(3)              *
1670 Miro Way
Rialto, CA 92376

Samuel H. Gray                             25,000(4)              *
95 Madison Avenue
Morristown, NJ  07960

Neil M. Hughes                             48,999(5)              *
7301 South Peoria
Englewood, CO  80112

Sharon J. Keck                              5,394(6)              *
7301 South Peoria
Englewood, CO  80112

MG Carl H. McNair, Jr. (Ret.)              45,637(7)              *
11710 Plaza America Drive
Reston, VA  20190-6010

Lowell D. Miller, Ph.D.                    46,775(8)              *
16940 Stonehaven
Belton, MO  64012

Donald R. Segner                           30,299(9)              *
290 Arch Street
Laguna Beach, CA  92651

Morad Tahbaz                             165,183(10)           1.71%
77 E. 77th St.
New York, NY  10021


                                      -38-

Aaron D. Todd                             29,174(11)              *
7301 South Peoria
Englewood, CO  80112

All Directors and Executive Officers
 as a group (11 persons)               1,392,652(12)          13.90%
___________________

Acquisitor Holdings (Bermuda) Ltd.       899,700(13)           9.41%
Clarendon House
2 Church Street
Hamilton HM 11, Bermuda

*    Less  than  one percent (1%) of Common Stock outstanding on April 11, 2003.

(1) Includes (i) 75,000 shares subject to stock options exercisable within 60 days, and (ii) 123,107 shares directly owned by George and Phyllis Belsey.
(2) Includes (i) 40,000 shares subject to stock options exercisable within 60 days, (ii) 624,477 shares directly owned, (iii) 60,500 shares owned by Yasmeen Bernstein, Mr. Bernstein's spouse, and (iv) 100,000 shares subject to currently exercisable warrants held by Americas Partners, of which Mr. Bernstein is a general partner.
(3) Includes (i) 68,333 shares subject to stock options exercisable within 60 days, and (ii) 4,774 shares directly owned by David and Kathi Dolstein.
(4)  Consists  of  25,000  shares subject to stock options exercisable within 60 days.
(5) Includes (i) 41,166 shares subject to stock options exercisable within 60 days, and (ii) 7,833 shares directly owned.
(6) Includes (i) 394 shares directly owned, and (ii) 5,000 shares subject to stock options exercisable within 60 days.
(7) Includes (i) 5,637 shares directly owned, and (ii) 40,000 shares subject to stock options exercisable within 60 days.
(8) Includes (i) 31,775 shares owned directly, and (ii) 15,000 shares subject to stock options exercisable within 60 days.
(9) Includes (i) 20,000 shares subject to stock options exercisable within 60 days, and (ii) 10,299 shares held in a trust as to which Mr. Segner holds shared voting and investment power.
(10) Includes (i) 15,000 shares subject to stock options exercisable within 60 days, (ii) 50,183 shares directly owned, and (iii) 100,000 shares subject to currently exercisable warrants held by Americas Partners, of which Mr. Tahbaz is a managing director.
(11) Includes (i) 10,240 shares directly owned, (ii) 2,267 shares beneficially owned by Mr. Todd in the Company's 401(k) plan; and (iii) 16,667 shares subject to stock options exercisable within 60 days.
(12) Includes (i) 361,166 shares subject to stock options exercisable within 60 days and (ii) 100,000 shares subject to currently exercisable warrants.
___________________

(13) Based solely on Schedule 13D/A filed by the beneficial owner with the Securities and Exchange Commission on March 31, 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ADDITIONAL COMPENSATION TO NON-EMPLOYEE DIRECTOR

     In fiscal year 2002, the Company compensated Mr. Morad Tahbaz, a non-employee director of the Company, for providing certain services to the Company including identification, research, analysis and recommendations of candidates for merger and acquisition. At fiscal year end, the aggregate amount paid to Mr. Tahbaz in 2002 for this purpose was $25,000.

COMPENSATION FOR SERVICES OF RELATED PARTY

     In connection with the RMH acquisition, the Company received services from Americas Partners, an entity affiliated with Mr. Tahbaz and Mr. Bernstein. The Company agreed to pay Americas Partners approximately $750,000 for such services, which amount has been determined by the independent directors to be the fair value of the services. The form of payment was $477,388 in cash and a warrant to purchase 100,000 shares of Company common stock. The warrant has an exercise price of $5.28 per share and expires five years from issuance.

EQUITY COMPENSATION ARRANGEMENT

     In consideration for certain investor relations consulting and other services provided by RCG Capital Markets Group, Inc. ("RCG"), the Company has issued to RCG two warrants. First, on June 29, 2000, the Company issued to RCG a warrant to purchase up to 25,000 shares of the Company common stock, at an exercise price of $3.15 per share. The right to purchase the shares under this warrant expires on July 1, 2005. This warrant is currently exercisable. Second, on August 7, 2002, the Company issued to RCG an additional warrant to purchase up to 25,000 shares of Company common stock, at an exercise price of $6.60 per share. One third of the warrant will vest on April 7, 2003, one third of the warrant will vest on the December 7, 2003, and the remaining one third will vest on August 7, 2004. The right to purchase the shares under this warrant expires on August 8, 2007. As of April 11, 2003, one control person of RCG owned 4,000 shares of Company common stock through a revocable trust.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership Air Methods Common Stock as of April 11, 2003 by the Selling Stockholders in this offering.

                                                                                                 SHARES BENEFICIALLY
                                                               SHARES BENEFICIALLY OWNED          OWNED AFTER THIS
                                                                 PRIOR TO THIS OFFERING               OFFERING
                                                                 ---------------------           --------------------
                                                                                         SHARES
                                                                            PERCENT     OFFERED             PERCENT
                                                                               OF       IN THIS                OF
NAME AND ADDRESS                                                 NUMBER   OUTSTANDING   OFFERING  NUMBER  OUTSTANDING
                                                                 -------  ------------  --------  ------  -----------

RCG Capital Markets Group, Inc.                                   50,000          0.5%    50,000       0          0(1)
5635 E.  Thomas Road
Phoenix, AZ 85018


                                      -40-

Prudential Capital Partners, L.P. (2), (3), (4)                  429,019          4.3%   429,019       0          0(1)
2 Prudential Plaza
180 N. Stetson, Suite 5600
Chicago, IL 60601

Prudential Capital Partners Management Fund, L.P. (2), (3), (5)   14,205          0.1%    14,204       0          0(1)
4 Gateway Center, 7th Floor
Newark, NJ 07102

(1) For purposes of calculating shares beneficially owned after this offering, it is assumed that all shares offered hereunder (Offered Shares) that are purchasable upon the exercise of the warrant have been purchased by the Selling Stockholder upon exercise of such warrant and that all such shares have been sold pursuant to this offering. The Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their warrants since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

(2) The exercise prices and the number of shares issuable pursuant to the terms of the warrants issued to PCP and PCPMF are subject to adjustment pursuant to specified anti-dilution provisions set forth in those warrants.

(3) Based on public records and/or direct communications, these selling security holders are also affiliates of registered broker-dealers, and therefore may be "underwriters" within the meaning of the Securities Act.

(4) Prudential Capital Group, L.P., a subsidiary of Prudential Financial Inc., is the general partner and a limited partner of PCP and Prudential Insurance Company of America, also a subsidiary of Prudential Financial Inc., is a limited partner of PCP. In connection with the financing of the acquisition of RMH, PCP purchased a Senior Subordinated Note in an aggregate principal amount of $22,262,879 issued by Air Methods and, together with its affiliate, PCPMF, has the right to designate an observer of Air Methods' board meetings.

(5) Prudential Investment Management, Inc., a subsidiary of Prudential Financial Inc., is the general partner of PCPMF. In connection with the financing of the acquisition of RMH, PCPMF purchased a Senior Subordinated Note in an aggregate principal amount of $737,121 issued by Air Methods and, together with its affiliate, PCP, has the right to designate an observer of Air Methods' board meetings.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders and their successors, which includes their pledgees, donees, partnership distributees, other transferees receiving the warrants or the Offered Shares in non-sale transfers, may sell the Offered Shares directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The Offered Shares may be sold in one or more transactions:

     -    at  fixed  prices;

     -    at  prevailing  market  prices  at  the  time  of  sale;

     -    at  varying  prices  determined  at  the  time  of  sale;  or

     -    at  negotiated  prices.

     These sales may be effected in transactions, which may involve block transactions, in the following manner:

     - on any national securities exchange or quotation service on which the Company's common stock may be listed or quoted at the time of sale;

     -    in  the  over-the-counter  market;

     - in transactions other than on these exchanges or services or in the over-the-counter market; or

     - through the writing and exercise of options, whether these options are listed on an options exchange or otherwise.

     The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Offered Shares and deliver these shares to close out short positions, or loan or pledge the underlying shares to broker-dealers that in turn may sell these shares.

     The aggregate proceeds to the Selling Stockholders from the sale of the Offered Shares will be the purchase price of the shares less any discounts and commissions. A Selling Stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of these shares to be made directly or through agents. The Company will not receive any of the proceeds from the resale of the Offered Shares by the Selling Stockholders. The Company may, however, receive cash consideration in connection with the exercise of the warrants.

     In order to comply with the securities laws of some jurisdictions, if applicable, the Selling Stockholders may sell the Offered Shares in some jurisdictions through registered or licensed broker dealers.

     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Offered Shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Offered Shares may be underwriting discounts and commissions under the Securities Act. The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     Pursuant to the Stockholders Agreement between the Company and PCP and PCPMF, the Company has agreed to pay substantially all of the expenses incident to the registration of the shares of the Company common stock underlying the warrants issued to PCP and PCPMF, except that PCP and PCPMF will pay any brokers' commissions and, in connection with an underwritten offering, underwriting discounts and commissions. In addition, PCP, PCPMF and the Company have agreed to indemnify each other and their respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the Offered Shares, including liabilities under the Securities Act.

     The Company will pay all of the other expenses incident to the offering of the Company common stock offered hereby by the Selling Stockholders, other than
(1) any underwriting commissions or brokerage commissions, and (2) an amount equal to the lesser of (A) 50% of the direct costs incurred by RCG in connection with this registration statement and (B) $5,000.

                            DESCRIPTION OF SECURITIES
GENERAL

     The Company is authorized to issue 16,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 11, 2003, there were 9,560,435 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

     The holders of Company common stock are entitled to vote at all meetings of stockholders, to receive dividends if, as, and when declared by the board of directors, and to participate in any distribution of property or assets on the liquidation, winding up, or other dissolution of the Company. The Company common stock has no preemptive or conversion rights. Except as required by certain supermajority voting requirements, including in the event of a proposed takeover, contained in the Company's Certificate of Incorporation, as amended, or as required by law or the Company's Bylaws, the affirmative vote of the holders of a majority of the common stock present in person or by proxy at a meeting where a quorum is present is required for stockholder action. The Company's Certificate of Incorporation, as amended, does not authorize cumulative voting for the election of directors.

WARRANTS

     In consideration for certain investor relations consulting and other services provided by RCG, the Company has issued to RCG two warrants. First, on June 29, 2000, the Company issued to RCG a warrant to purchase up to 25,000 shares of the Company common stock, at an exercise price of $3.15 per share. The right to purchase the shares under this warrant expires on July 1, 2005. This warrant is currently exercisable. Second, on August 7, 2002, the Company issued to RCG an additional warrant to purchase up to 25,000 shares of Company common stock, at an exercise price of $6.60 per share. One third of the warrant will vest on April 7, 2003, one third of the warrant will vest on December 7, 2003, and the remaining one third will vest on August 7, 2004. The right to purchase the shares under this warrant expires on August 8, 2007. Prior to the purchase of the warrant in connection with these services, RCG did not hold any shares of the Company common stock. After the offering, assuming all offered shares are sold, RCG would hold no shares of the Company common stock.

     In connection with the issuance of $23 million aggregate principal amount of Subordinated Notes issued to PCP and PCPMF, on October 16, 2002 the Company issued to PCP a warrant to purchase up to 429,019 shares of the Company common stock, and to PCPMF a warrant to purchase up to 14,205 shares of the Company common stock, each at an exercise price of $0.06 per share. The right to purchase these shares under both of these warrants expires on the later of October 16, 2008 or thirty days following notice of expiration sent by the Company. Each warrant is currently exercisable. This registration statement is being filed to comply with the terms of a stockholders' agreement, pursuant to which the Company agreed to file, by December 30, 2002, a registration statement relating to the resale of the shares, use its best efforts to have the registration statement be declared effective within 90 days of the earlier of the date this registration statement is filed and December 30, 2002, and remain effective until such time as the earlier of, among other things, the date on which all the securities issued to PCP, PCPMF, or their successors can be sold under Rule 144 of the Securities Act without volume limitations or have been sold. If the Company fails to comply with these registration requirements, it will be required to pay penalties to PCP and PCMF (allocated on the basis of their warrant ownership) at a rate equal to 0.25% per annum of the principal amount of the $23 million Subordinated Notes (calculated on the basis of a 360-day year) for the first 30 days after such failure to comply and increasing by an additional 0.25% per annum at the beginning of each subsequent 30-day period; provided that, at no time will the aggregate rate exceed 2.00% per annum. PCP and PCMF waived any defaults under the terms of the Subordinated Notes arising as a result of the failure to file a registration statement through January 10, 2003, subject to the payment of the above described penalties by the Company. The Company filed a registration statement on January 10, 2003 and paid the applicable penalties to PCP and PCMF. One representative of PCP and its affiliate, PCPMF, is permitted to participate in all Company board meetings as an observer. If the Company issues equity securities in the future (other than in a public offering), any holder of unexercised warrants is entitled to pre-emptive rights to participate in that offering to maintain the percentage ownership represented by the unexercised warrants. Prior to the purchase of the warrant in connection with the RMH financing transaction, neither PCP nor PCPMF held any shares of the Company common stock. After the offering, assuming all offered shares are sold, neither PCP nor PCPMF would hold any shares of the Company common stock.

CHANGE IN CONTROL PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     Certain provisions of Air Methods' Certificate of Incorporation, as amended, may make it difficult to change control of Air Methods. Article IV of the Certificate of Incorporation, as amended, allows the board of directors of Air Methods to determine or alter the rights, preferences, privileges, and restrictions to be granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares that constitute any series of preferred stock, and to determine the designation and series of preferred stock.
Article V of the Certificate of Incorporation, as amended, establishes what is known as a "classified board of directors," with three classes of directors designated as Class I, Class II, and Class III. Each class is elected to serve for a three year term, with each class up for election in different years so that in any one year, only one-third of all directors are up for election. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term. Pursuant to the Company's Certificate of Incorporation, as amended, the stockholders may not take action by written consent.

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon by Davis Graham & Stubbs LLP, Denver, Colorado.

                                     EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule of Air Methods Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Rocky Mountain Holdings, L.L.C. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     We have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company.

     We maintain insurance policies under which our officers and directors are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Air Methods.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     Air Methods Corporation files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov. Information contained on the Company's website at
      ------------
http://www.airmethods.com is not a part of this prospectus.
      -------------------

     You may receive a copy of any of these filings, at no cost, by writing or calling Air Methods Corporation, 7301 South Peoria, Englewood, Colorado 80112,
Attention: Kay Kelly, telephone (303) 792-7400.


INDEX TO FINANCIAL STATEMENTS



                                                                                         PAGE
FINANCIAL STATEMENTS OF AIR METHODS CORPORATION:
     Annual Financial Statements:
     Independent Auditors' Report                                                              F-2
     Consolidated Balance Sheets - December 31, 2002 and 2001                                  F-3
     Consolidated Statements of Operations - years ended December 31, 2002, 2001, and 2000     F-5
     Consolidated Statements of Stockholders' Equity - years ended December 31, 2002, 2001,    F-6
       and 2000
     Consolidated Statements of Cash Flows - years ended December 31, 2002, 2001, and 2000     F-7
     Notes to Consolidated Financial Statements                                                F-9
     Independent Auditors' Report on Consolidated Financial Statement Schedule II             F-31
     Schedule II - Valuation and Qualifying Accounts                                          F-32


FINANCIAL STATEMENTS OF ROCKY MOUNTAIN HOLDINGS, L.L.C.:

     Independent Auditors' Report                                                             F-34
     Balance Sheets - December 31, 2001 and 2000 and September 30, 2002                       F-35
     Statements of Operations for the nine months ended September 30, 2002 and 2001           F-36
       (unaudited), and the years ended December 31, 2001, 2000, and 1999
     Statements of Members' Equity for the nine months ended September 30, 2002 (unaudited),  F-37 and the years ended December 31, 2001, 2000, and 1999
     Statements of Cash Flows for the nine months ended September 30, 2002 and 2001           F-38
       (unaudited), and the years ended December 31, 2001, 2000, and 1999
     Notes to Financial Statements                                                            F-39


UNAUDITED PRO FORMA FINANCIAL INFORMATION:

     Introduction to the pro forma financial information:                                     F-50
     Pro Forma Combined Statement of Operations for the year ended December 31, 2002          F-52
     Notes to Pro Forma Combined Financial Statements                                         F-53

                          Independent Auditors' Report
                          ----------------------------



BOARD OF DIRECTORS AND STOCKHOLDERS
AIR METHODS CORPORATION:

We have audited the accompanying consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Air Methods
Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, the Company implemented Statement of Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.


                                                    KPMG LLP



Denver, Colorado
March 12, 2003

AIR METHODS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

----------------------------------------------------------------------------------------

                                                                      2002       2001
                                                                    ---------  ---------
ASSETS
------

Current assets:
  Cash and cash equivalents                                         $  1,410      2,838
  Current installments of notes receivable (note 4)                       45        120
  Receivables:
    Trade (notes 5)                                                   54,814     22,555
    Less allowance for doubtful accounts                             (16,996)    (5,673)
                                                                    ---------  ---------
                                                                      37,818     16,882

    Insurance proceeds                                                   256        471

    Other                                                              4,243        851
                                                                    ---------  ---------
                                                                      42,317     18,204

  Inventories (note 5)                                                12,003      3,427
  Work-in-process on medical interior and products contracts             203        253
  Assets held for sale                                                 3,242         --
  Costs and estimated earnings in excess of billings
    on uncompleted contracts (note 3)                                    703        797
  Deferred tax asset (note 9)                                          1,684      3,397
  Prepaid expenses and other current assets                            1,921      1,083
                                                                    ---------  ---------
          Total current assets                                        63,528     30,119
                                                                    ---------  ---------

Property and equipment (notes 5 and 6):
  Land                                                                   190         --
  Flight and ground support equipment                                145,715     71,392
  Buildings and office equipment                                       8,951      5,841
                                                                    ---------  ---------
                                                                     154,856     77,233
  Less accumulated depreciation and amortization                     (36,551)   (30,561)
                                                                    ---------  ---------

      Net property and equipment                                     118,305     46,672

Goodwill (note 2)                                                      4,291      2,974
Notes receivable, less current installments (note 4)                     124        472
Other assets, net of accumulated amortization of $720 and $447 at
  December 31, 2002 and 2001, respectively                            10,148      5,320
                                                                    ---------  ---------

          Total assets                                              $196,396   $ 85,557
                                                                    =========  =========


                                                                     (Continued)

AIR METHODS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, CONTINUED
(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
-----------------------------------------------------------------------------------------------------


                                                                                    2002       2001
                                                                                  ---------  --------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Notes payable                                                                   $  2,604        --
  Current installments of long-term debt (note 5)                                    5,604     3,737
  Current installments of obligations under capital leases (note 6)                    737       351
  Accounts payable                                                                   4,846     1,925
  Accrued overhaul and parts replacement costs                                       8,657     3,407
  Deferred revenue                                                                   1,258     1,158
  Billings in excess of costs and estimated earnings on uncompleted contracts
     (note 3)                                                                          530        --
  Accrued wages and compensated absences                                             5,417     2,037
  Other accrued liabilities                                                          5,300     2,189
                                                                                  ---------  --------

          Total current liabilities                                                 34,953    14,804

Long-term debt, less current installments (note 5)                                  77,247    17,335
Obligations under capital leases, less current installments (note 6)                 3,150     2,882
Accrued overhaul and parts replacement costs                                        25,871    10,377
Deferred income taxes (note 9)                                                       3,450     2,178
Other liabilities                                                                    5,507     1,438
                                                                                  ---------  --------

          Total liabilities                                                        150,178    49,014
                                                                                  ---------  --------

Stockholders' equity (note 7):
  Preferred stock, $1 par value. Authorized 5,000,000 shares,
    none issued                                                                         --        --
  Common stock, $.06 par value. Authorized 16,000,000 shares; issued  9,488,679
    and 8,619,026 shares at December 31, 2002 and 2001, respectively                   569       517
  Additional paid-in capital                                                        55,127    50,665
  Accumulated deficit                                                               (9,477)  (14,637)
  Treasury stock at par, 15,700 and 37,005 common shares at December 31, 2002
    and 2001, respectively                                                              (1)       (2)
                                                                                  ---------  --------

          Total stockholders' equity                                                46,218    36,543
                                                                                  ---------  --------

Commitments and contingencies (notes 5, 6, 10, and 12)

          Total liabilities and stockholders' equity                              $196,396    85,557
                                                                                  =========  ========


See accompanying notes to consolidated financial statements.

AIR METHODS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
------------------------------------------------------------------------------------------------------------------

                                                                                    Year Ended December 31
                                                                              ------------------------------------
                                                                                 2002         2001         2000
                                                                              -----------  -----------  ----------
Revenue:
  Flight revenue (note 8)                                                     $  123,534       82,288      67,192
  Sales of medical interiors and products                                          5,796        7,655       6,500
  Parts and maintenance sales and services                                         1,338        2,042       1,258
  Gain on disposition of assets, net                                                  --          111         343
                                                                              -----------  -----------  ----------
                                                                                 130,668       92,096      75,293
                                                                              -----------  -----------  ----------
Operating expenses:
  Flight centers                                                                  42,958       28,288      22,713
  Aircraft operations                                                             29,771       20,222      17,635
  Aircraft rental (note 6)                                                         6,175        3,772       3,176
  Cost of medical interiors and products sold                                      4,280        5,556       4,597
  Cost of parts and maintenance sales and services                                 1,279        1,806       1,092
  Depreciation and amortization                                                    6,695        5,239       5,485
  Bad debt expense                                                                15,586        9,714       6,695
  Loss on disposition of assets, net                                                  27          ---         ---
  General and administrative                                                      12,744        9,781       7,854
                                                                              -----------  -----------  ----------
                                                                                 119,515       84,378      69,247
                                                                              -----------  -----------  ----------

      Operating income                                                            11,153        7,718       6,046

Other income (expense):
  Interest expense                                                                (3,048)      (1,945)     (2,144)
  Interest and dividend income                                                        31          100         185
  Loss on extinguishment of debt                                                    (101)          --          --
  Other, net                                                                         424           75          70
                                                                              -----------  -----------  ----------

Income before income taxes                                                         8,459        5,948       4,157

Income tax benefit (expense) (note 9)                                             (3,299)         615          --
                                                                              -----------  -----------  ----------

      Net income                                                              $    5,160   $    6,563       4,157
                                                                              ===========  ===========  ==========
      Basic income per common share (note 7)                                  $      .56   $      .78         .50
                                                                              ===========  ===========  ==========
      Diluted income per common share (note 7)                                $      .54   $      .76         .49
                                                                              ===========  ===========  ==========
Weighted average number of common shares outstanding - basic    Basic          9,184,421    8,421,671   8,334,445
                                                                              ===========  ===========  ==========
Weighted average number of common shares outstanding - diluted      Diluted    9,478,502    8,659,302   8,559,389
                                                                              ===========  ===========  ==========


See accompanying notes to consolidated financial statements.

AIR METHODS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
(AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
-------------------------------------------------------------------------------------------------------------------
                                                                                                               Total
                                                Common Stock        Treasury Stock     Additional  Accumu-     Stock
                                            --------------------  -------------------   Paid-in     lated    -holders'
                                              Shares     Amount    Shares     Amount    Capital    Deficit    Equity
                                            ----------  --------  ---------  --------  ----------  --------  ---------
BALANCES AT JANUARY 1, 2000                 8,378,843   $   503    127,822   $    (8)     50,002   (25,357)    25,140

Issuance of common shares for options
 exercised and services rendered              705,672        42         --        --       2,457        --      2,499
Purchase of treasury shares                        --        --    573,754       (34)     (2,346)       --     (2,380)
Net income                                         --        --         --        --          --     4,157      4,157
                                           ---------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2000               9,084,515       545    701,576       (42)     50,113   (21,200)    29,416

Issuance of common shares for options
 and warrants exercised and services
 rendered                                     402,856        24         --        --       1,334        --      1,358
Tax benefit from exercise of stock options
                                                   --        --         --        --         227        --        227
Purchase of treasury shares                        --        --    203,774       (12)     (1,009)       --     (1,021)
Retirement of treasury shares                (868,345)      (52)  (868,345)       52          --        --         --
Net income                                         --        --         --        --          --     6,563      6,563
                                           ---------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2001               8,619,026       517     37,005        (2)     50,665   (14,637)    36,543

Issuance of common shares for options
 and warrants exercised and services
 rendered                                   1,041,752        62         --        --       5,580        --      5,642
Purchase of treasury shares                        --        --    150,794        (9)     (1,118)       --     (1,127)
Retirement of treasury shares                (172,099)      (10)  (172,099)       10          --        --         --
Net income                                         --        --         --        --          --     5,160      5,160
                                           ---------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2002               9,488,679   $   569     15,700   $    (1)     55,127    (9,477)    46,218
                                           ===========================================================================


See accompanying notes to consolidated financial statements.

AIR METHODS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS IN THOUSANDS)
---------------------------------------------------------------------------------------------------------------------

                                                                                           Year Ended December 31
                                                                                       ------------------------------
                                                                                          2002       2001      2000
                                                                                       ------------------------------
Cash flows from operating activities:
  Net income                                                                            $  5,160     6,563     4,157
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization expense                                                  6,695     5,239     5,485
    Bad debt expense                                                                      15,586     9,714     6,695
    Deferred income tax expense (benefit)                                                  2,985    (1,274)     (308)
    Common stock options and warrants issued for services                                     40        95        60
    Loss on extinguishment of debt                                                           101        --        --
    Loss (gain) on disposition of assets                                                      27      (111)     (343)
    Changes in operating assets and liabilities, net of effects of acquisitions:
      Increase in receivables                                                            (21,279)  (12,808)  (13,394)
      Decrease (increase) in inventories                                                     206      (285)       96
      Decrease (increase) in prepaid expenses and other current assets                       437       (59)       43
      Decrease (increase) in work-in-process on medical interior and products
        contracts and costs in excess of billings                                            176      (857)      751
      Increase (decrease) in accounts payable and other accrued liabilities               (2,023)      362     1,592
      Increase in accrued overhaul and parts replacement costs                             2,222       644       820
      Increase (decrease) in deferred revenue, billings in excess of costs, and other
        liabilities                                                                          987      (521)    1,473
                                                                                       ------------------------------

        Net cash provided by operating activities                                         11,320     6,702     7,127
                                                                                       ------------------------------

Cash flows from investing activities:
  Acquisition of net assets of Area Rescue Consortium of Hospitals and SkyLife
    Aviation, LLC                                                                             --        --    (2,367)
  Acquisition of net assets of Rocky Mountain Holdings, LLC (note 2)                     (32,127)       --        --
  Acquisition of property and equipment                                                   (5,017)   (4,106)   (3,248)
  Proceeds from disposition and sale of equipment and assets held for sale                   845       210     1,158
  Increase in notes receivable and other assets, net                                      (2,845)       (6)   (1,004)
                                                                                       ------------------------------

        Net cash used by investing activities                                            (39,144)   (3,902)   (5,461)
                                                                                       ------------------------------


                                                                     (Continued)

AIR METHODS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(AMOUNTS IN THOUSANDS)
-------------------------------------------------------------------------------------


                                                             Year Ended December 31
                                                          ---------------------------
                                                            2002      2001     2000
                                                          ---------------------------
Cash flows from financing activities:
  Proceeds from issuance of common stock                  $  3,131    1,263    2,439
  Payments for purchases of common stock                    (1,127)  (1,021)  (2,380)
  Net borrowings (payments) under lines of credit           12,554   (1,000)     300
  Proceeds from long-term debt                              30,670    2,700    3,794
  Payments of long-term debt                               (18,495)  (5,678)  (3,597)
  Payments of capital lease obligations                       (337)    (333)    (357)
                                                          ---------------------------

        Net cash provided (used) by financing activities    26,396   (4,069)     199
                                                          ---------------------------

        Increase (decrease) in cash and cash equivalents    (1,428)  (1,269)   1,865

Cash and cash equivalents at beginning of year               2,838    4,107    2,242
                                                          ---------------------------

Cash and cash equivalents at end of year                  $  1,410    2,838    4,107
                                                          ===========================

Interest paid in cash during the year                     $  2,415    1,974    2,148
                                                          ===========================
Income taxes paid in cash during the year                 $  1,035      365      308
                                                          ===========================


                                                                     (Continued)

AIR METHODS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(AMOUNTS IN THOUSANDS)

--------------------------------------------------------------------------------

Non-cash investing and financing activities:

In the year ended December 31, 2002, the Company issued warrants to purchase 443,224 shares of common stock to various lenders in conjunction with the debt incurred to acquire Rocky Mountain Holdings, LLC (RMH). The fair value of $2,198 was recorded as a discount to the face value of the related notes payable.

In the year ended December 31, 2002, the Company issued warrants to purchase 100,000 shares of common stock to Americas Partners, a related party, for its services related to the acquisition of RMH. The fair value of $273 was recorded as a component of the cost of the RMH acquisition.

In the year ended December 31, 2002, the Company recognized a liability of $2,600 as additional consideration for the purchase of RMH. Payment of the consideration is based on the collection of certain receivables and is considered reasonably certain.

In the year ended December 31, 2002, the Company entered into a note payable totaling $1,290 to finance the buyout of a helicopter previously under an operating lease and into a capital lease obligation of $67 to finance the acquisition of communications equipment.

In the year ended December 31, 2002, the Company repossessed an aircraft previously sold to a former franchisee in Brazil. The $418 balance of the Company's investment in the aircraft, consisting primarily of a note receivable from the franchisee, was reclassified in the consolidated financial statements as an asset held for sale.

In the year ended December 31, 2001, the Company recognized a total liability of $1,500 as additional consideration for the purchase of ARCH Air Medical Service, Inc. (ARCH). During the second quarter of 2001, the Company determined that payment of this consideration, which was based on the cash flows of post-acquisition ARCH operations, was reasonably assured based on receivable collection trends to date.

In the year ended December 31, 2001, the Company issued a note payable of $225 to buy out a third party's interest in one of the Company's aircraft. The Company also issued a note payable of $2,750 to acquire the operating rights of and establish a non-compete agreement with another air ambulance service provider. The balance of the non-compete agreement is included in other assets in the consolidated balance sheets.

In the year ended December 31, 2000, the Company assumed a capital lease obligation of $1,568 to finance the buyout of a helicopter. The Company also issued notes payable of $48 to finance insurance policies.


See accompanying notes to consolidated financial statements.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Financial Statement Presentation and Business

     Air Methods Corporation, a Delaware corporation, and its subsidiaries (Air Methods or the Company) serves the largest provider of aeromedical emergency transport services and systems throughout the United States of America. The Company also designs, manufactures, and installs medical aircraft interiors and other aerospace products for domestic and international customers. As more fully discussed in Note 2, in October
     2002, the Company acquired 100% of the membership interest of Rocky Mountain Holdings, LLC (RMH). RMH and Mercy Air Service, Inc. (Mercy Air), operate as wholly-owned subsidiaries of Air Methods, while ARCH Air Medical Service, Inc. (ARCH), operates as a wholly owned subsidiary of Mercy Air. All significant intercompany balances and transactions have been eliminated in consolidation. The Company holds a 50% ownership interest in a joint venture which is accounted for under the equity method.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company considers its critical accounting policies involving more significant judgments and estimates to be those related to revenue recognition, uncollectible receivables, deferred income taxes, and aircraft overhaul costs. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash equivalents of $141,000 and $1,225,000 at December 31, 2002 and 2001, respectively, consist of short-term money market funds.

     Inventories

     Inventories are comprised primarily of expendable aircraft parts which are recorded at the lower of cost (average cost) or market.

     Work-in-Process on Medical Interior and Products Contracts

     Work-in-process on medical interior and products contracts represents costs of the manufacture and installation of medical equipment and modification of aircraft for third parties. When the total cost to complete a project under a fixed fee contract can be reasonably estimated, revenue is recorded as costs are incurred using the percentage of completion method of accounting. Certain products contracts provide for reimbursement of all costs plus an incremental amount. Revenue on these contracts is also recorded as costs are incurred. Losses on contracts in process are recognized when determined.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Property and Equipment

     Hangar, equipment, and leasehold improvements are recorded at cost. Maintenance and repairs, other than major overhauls, are expensed when incurred. Major modifications and costs incurred to place aircraft in service are capitalized. Improvements to helicopters and airplanes leased under operating leases are included in flight and ground support equipment in the accompanying financial statements. Leasehold improvements to hangar and office space are included in buildings and office equipment in the accompanying financial statements. Depreciation is computed using the straight-line method over the shorter of the useful lives of the equipment or the lease term, as follows:

             Description                             Lives        Residual value
             -----------                             -----        --------------
     Buildings, including hangars                     40 years           10%
     Helicopters, including medical equipment     8 - 25 years      10 - 25%
     Ground support equipment and rotables        5 - 10 years       0 - 10%
     Furniture and office equipment               3 - 10 years           --


     Engine  and  Airframe  Overhaul  Costs

     The Company uses the accrual method of accounting for major engine and airframe component overhauls and replacements whereby the cost of the next overhaul or replacement is estimated and accrued based on usage of the aircraft component over the period between overhauls or replacements.

     Goodwill

     In June 2001 the Financial Accounting Standards Board (FASB) issued FASB Statement No. 142, Accounting for Goodwill and Intangible Assets (Statement
     142). Under Statement 142, goodwill and certain identifiable intangible assets are not amortized, but instead are reviewed for impairment at least annually in accordance with the provisions of the statement. The Company adopted Statement 142 effective January 1, 2002. As required by Statement 142, the standard has not been retroactively applied to the results for the periods prior to adoption. In 2002, the Company recorded goodwill totaling $1,317,000 related to the acquisition of RMH and did not recognize any losses related to impairment of existing goodwill.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     The following table reconciles net income for the years ended December 31 to pro forma net income excluding the amortization of goodwill (amounts in thousands, except share and per share amounts).


                                        Year Ended   December 31
                                           2001         2000
                                        ------------------------
     Reported net income                $     6,563        4,157
     Amortization of  goodwill                  188          144
                                        ------------------------
     Adjusted net income                $     6,751        4,301
                                        ========================

     Basic income per common share      $       .80          .52
                                        ========================
     Diluted income per common share    $       .78          .50
                                        ========================

     Weighted average number of common
       shares outstanding - basic         8,421,671    8,334,445
                                        ========================
     Weighted average number of common
       shares outstanding - diluted       8,659,302    8,559,389
                                        ========================

     Long-lived Assets

     The Company periodically reviews long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. No impairment has been recognized in the accompanying consolidated financial statements.

     Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated selling costs. As of December 31, 2002, assets held for sale consisted of three aircraft. The Company's intention is to sell the three aircraft. Related debt is classified as short-term notes payable in the consolidated financial statements.

     Revenue  Recognition  and  Uncollectible  Receivables

     Fixed fee revenue under the Company's operating agreements with hospitals is recognized monthly over the terms of the agreements. Revenue relating to emergency flights is recognized upon completion of the services. Revenue and accounts receivable are recorded net of estimated contractual allowances under agreements with third-party payers. Uncollectible trade receivables are charged to operations using the allowance method. Estimates of uncollectible receivables are initially determined based on historical collection rates and adjusted periodically based on actual collections.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Stock-based  Compensation

     The Company accounts for its employee stock compensation plans as prescribed under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion 25). Because the Company grants its options at or above market value, no compensation cost has been recognized relating to the plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the provisions of Statement 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below (amounts in thousands, except per share amounts):


                                                2002    2001    2000
                                               ------  ------  ------
          Net income:
              As reported                      $5,160  $6,563  $4,157
              Pro forma                         4,424   6,429   3,992

          Basic income per share:
              As reported                      $  .56  $  .78  $  .50
              Pro forma                           .48     .76     .48

          Diluted income per share:
              As reported                      $  .54  $  .76  $  .49
              Pro forma                           .42     .71     .45


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002, 2001, and 2000, respectively: dividend yield of 0% for all years; expected volatility of 57%, 39%, and 59%; risk-free interest rates of 1.8%, 4.0%, and 5.2%; and expected lives of 3 years for all years. The weighted average fair value of options granted during the years ended December 31, 2002, 2001, and 2000, was $2.64, $1.46, and $1.74, respectively.

     Income Taxes

     Deferred tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Income  Per  Share

     Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by all outstanding and dilutive potential common shares during the period.

     Fair  Value  of  Financial  Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          Cash and cash equivalents, accounts receivable, notes payable, accounts payable, and accrued liabilities:

          The carrying amounts approximate fair value because of the short maturity of these instruments.

          Notes  receivable  and  long-term  debt:

          The Company believes that the overall effective interest rates on these instruments approximate fair value in the aggregate.

     New Accounting Pronouncements

     In April 2002 the FASB issued FASB Statement No. 145 (Statement 145), Rescission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13, and Technical Corrections. Statement 145 updates, clarifies and simplifies existing accounting pronouncements, including the rescission of Statement 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result the criteria in Opinion 30 will now be used to classify those gains and losses. The Company adopted Statement 145 in 2002 and the impact on its financial condition or results of operations was not material.

     In June 2002 the FASB issued FASB Statement No. 146 (Statement 146), Accounting for Costs Associated with Exit or Disposal Activities. Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between Statement 146 and Issue No. 94-3 relates to the requirements for recognition of a liability for a cost associated with an exit or disposal activity. Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost (as defined in the issue) was recognized at the date of an entity's commitment to an exit plan. Statement 146 also establishes that fair value is the objective for initial measurement of the liability. Statement 146 is

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     effective for exit or disposal activities that are initiated after December 31, 2002, and the Company does not expect the adoption to have a material impact on its results of operations or financial position.

     In December 2002, the FASB issued FASB Statement No. 148 (Statement 148), Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not plan to adopt the fair value based method, and, therefore, does not expect adoption of this standard to have a material impact on it financial position or results of operations. The Company has adopted the expanded disclosure provisions of Statement 148 in the consolidated financial statements for the year ended December 31, 2002.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No. 45 elaborates on the disclosures made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded, and requires expanded disclosures for certain types of obligations not covered by the accounting provisions of this interpretation, such as warranty obligations. The Company is required to apply the provisions of Interpretation No. 45 to guarantees that are initiated or modified after December 31, 2002. The Company has adopted the disclosure requirements of the interpretation in its financial statements for the year ended December 31, 2002, and does not expect the adoption of Interpretation No. 45 to have a material impact on the Company's financial position or results of its operations.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 is an interpretation of Accounting Research Bulletin No. 51, and addresses consolidation by business enterprises of variable interest entities. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. The Company is required to apply the provisions of Interpretation No. 45 to variable interest entities created after January 31, 2003. The Company does not expect the adoption of Interpretation No. 46 to have a material impact on the Company's financial position or results of its operations.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Reclassifications

     Certain prior period amounts have been reclassified to conform with the 2002 presentation.

(2)  ACQUISITION  OF  SUBSIDIARY

     On October 16, 2002, the Company acquired 100% of the membership interest of RMH, a Delaware limited liability company, for total consideration of $36,774,000. The purchase price was negotiated by the Company and the sellers, and includes an earn-out provision under which the sellers may receive up to $2,600,000 of additional consideration over the next nine years based on actual collections against certain receivables. The acquisition was financed primarily by the issuance of $23,000,000 in subordinated notes and by draws against a $35 million revolving credit facility.

     The initial allocation of the purchase price was as follows (amounts in thousands):

                       Assets purchased:
                         Aircraft                              $  44,250
                         Equipment and other property              9,587
                         Receivables, net of allowances           18,496
                         Inventory                                 8,852
                         Goodwill                                  1,317
                         Other                                     8,117
                                                              ------------
                                                                  90,619
                       Debt and other liabilities assumed        (53,845)
                                                              ------------
                       Purchase price                            $36,774
                                                              ============

     The results of RMH's operations have been included with those of the Company since October 16, 2002. The unaudited pro forma revenue, net income, and income per common share for the years ended December 31, 2002 and 2001, assuming the acquisition occurred at the beginning of the periods presented are as follows (amounts in thousands, except per share amounts):


                                                 Year ended   December 31,
                                                    2002          2001
                                                 -------------------------
          Revenue                                $   221,433       191,808
                                                 -------------------------
          Net income                             $     6,450         4,923
                                                 =========================
          Basic income per common share          $       .70           .58
                                                 =========================
          Diluted income per common share        $       .68           .54
                                                 =========================

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(2)  ACQUISITION  OF  SUBSIDIARY,  CONTINUED

     The pro forma information does not necessarily represent the results that would have occurred if the acquisition had been consummated on January 1, 2001, nor are they necessarily indicative of the results of future operations.

(3)  COSTS  IN  EXCESS  OF  BILLINGS  AND  BILLINGS  IN  EXCESS  OF  COSTS

     As of December 31, 2002, the estimated period to complete contracts in process ranges from one to six months, and the Company expects to collect all related accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts within one year. The following summarizes contracts in process at December 31 (amounts in thousands):


                                                              2002     2001
                                                            --------  -------
     Direct costs incurred on uncompleted contracts         $ 3,191    4,088
     Estimated contribution to earnings and indirect costs    3,863    4,185
                                                            --------  -------
                                                              7,054    8,273
     Less billings to date                                   (6,881)  (7,476)
                                                            --------  -------
     Costs in excess of billings, net                       $   173      797
                                                            ========  =======


(4)  NOTES  RECEIVABLE

     Future minimum payments under notes receivable are as follows (amounts in thousands):


     Year ending December 31:
        2003                                   $ 62
        2004                                     49
        2005                                     42
        2006                                     45
        2007                                     --
                                           ---------
                                                198
     Less amounts representing interest         (29)
                                           ---------
     Present value of minimum payments          169
     Less current installments                  (45)
                                           ---------
                                              $ 124
                                           =========

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(5)  NOTES PAYABLE AND LONG-TERM DEBT

     Long-term debt consists of the following at December 31 (amounts in thousands):


                                                                                  2002     2001
                                                                                --------  -------
Subordinated notes payable with quarterly interest payments at 12.0%
    and all principal due in 2007, unsecured (net of discount of $2,134)        $20,866       --
Borrowings under revolving credit facility with monthly interest payments and all principal due in 2006. Weighted average interest rate at
    December 31, 2002, is 4.02%.                                                 12,554       --
Note payable with interest at 6.60%, due in monthly installments of principal and interest with all remaining principal due in 2009,
    collateralized by aircraft.                                                   7,507       --
Note payable with interest at 9.52%. Paid in full in 2002.                           --    8,026
Notes payable with interest rates from 6.53% to 10.50%, due in monthly installments of principal and interest at various dates through 2009,
    collateralized aircraft and other flight equipment                            7,194    7,785
Note payable, non-interest bearing, due in annual principal payments through 2007. Annual principal payment amounts are contingent upon
    transport volume for Community-Based Model operations in Nevada.              2,250    2,750
Notes payable with interest rates from 6.89% to 7.48%, due in monthly payments of principal and interest with all remaining principal due
    in 2008, collateralized by aircraft                                          20,683       --
Notes payable with interest rates from 8.02% to 9.27%, due in monthly payments of principal and interest with all remaining principal due
    in 2006, collateralized by aircraft                                           5,365       --
Notes payable with interest rates from 8.49% to 8.96%, due in monthly payments of principal and interest with all remaining principal due
    in 2007, collateralized by aircraft                                           3,504       --
Notes payable with interest rates from 8.16% to 9.55%, due in monthly payments of principal and interest with all remaining principal due
    in 2004, collateralized by aircraft                                           1,868      929
Notes payable, non-interest bearing, with principal payments through
    2006 dependent upon aircraft delivery.                                        1,017       --
Note payable with interest at 8.01%. Paid in full in 2002.                           --    1,107
Note payable with interest at 5.0%. Paid in full in 2002.                            --      207
Notes payable to sellers of Mercy Air with interest at 9%. Paid in full in 2002.     --      223
Other                                                                                43       45
                                                                                --------  -------
                                                                                 82,851   21,072
Less current installments                                                        (5,604)  (3,737)
                                                                                --------  -------
                                                                                $77,247   17,335
                                                                                ========  =======

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(5)  NOTES  PAYABLE  AND  LONG-TERM  DEBT,  CONTINUED

     As of December 31, 2002, the Company had $12,554,000 outstanding against a $35 million senior revolving credit facility with certain lenders. Borrowings under the credit facility are secured by substantially all of the Company's non-aircraft assets, including accounts receivable, inventory, equipment and general intangibles. Indebtedness under the credit facility will have a first priority claim to the assets pledged to secure it. The facility matures October 16, 2006, but can be prepaid at any time, subject to payment of an early termination fee ranging from .25% to 2% if the termination occurs prior to October 16, 2004.

     Indebtedness under the credit facility bears interest, at the Company's option, at either (i) the higher of the federal funds rate plus 0.50% or the prime rate as announced by PNC plus a margin ranging from 0 to 0.75% or
     (ii) a rate equal to LIBOR plus a margin ranging from 1.75% to 3.00%. The weighted average interest rate on the outstanding balance against the line as of December 31, 2002, was 4.02%.

     Payment obligations under the credit facility accelerate upon the occurrence of defined events of default, including the following: failure to pay principal or interest, or to perform covenants, under the credit facility or other indebtedness; events of insolvency or bankruptcy; failure to timely discharge judgments of $250,000 or more; failure to maintain the first priority status of liens under the credit facility; levy against a material portion of the Company's assets; default under other indebtedness; suspension of material governmental permits; interruption of operations at any Company facility that has a material adverse effect; and a change of control in the Company.

     The credit facility contains various covenants that limit, among other things, the Company's ability to create liens, declare dividends, make loans and investments, enter into real property leases exceeding specified expenditure levels, make any material change to the nature of the Company's business, enter into any transaction with affiliates other than on arms' length terms, prepay indebtedness, enter into a merger or consolidation, or sell assets. The credit facility also places limits on the amount of new indebtedness, operating lease obligations, and unfinanced capital expenditures which the Company can incur in a fiscal year. The Company is required to maintain certain financial ratios as defined in the credit facility and other notes. As of December 31, 2002, the Company was in compliance with the covenants.

     A substantial portion of property and equipment is pledged as collateral under the Company's various notes payable.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(5)  NOTES  PAYABLE  AND  LONG-TERM  DEBT,  CONTINUED

     Aggregate maturities of long-term debt are as follows (amounts in thousands):

          Year ending December 31:
                   2003                          $  5,604
                   2004                             6,755
                   2005                             5,901
                   2006                            20,842
                   2007                            27,264
                  Thereafter                       16,485
                                                ----------
                                                $  82,851
                                                ==========

(6)  LEASES

     The Company leases hangar and office space under noncancelable operating leases and leases certain equipment and aircraft under noncancelable operating and capital leases. As of December 31, 2002, future minimum lease payments under capital and operating leases are as follows (amounts in thousands):

                                                       Capital   Operating
                                                       leases      leases
                                                      ---------------------
     Year ending December 31:
      2003                                            $    952       12,515
      2004                                               3,074       12,359
      2005                                                 227       12,219
      2006                                                  17       11,692
      2007                                                   9       10,994
      Thereafter                                            --       32,122
                                                      ---------------------
     Total minimum lease payments                        4,279   $   91,901
                                                                 ==========
     Less amounts representing interest                   (392)
                                                      ---------
     Present value of minimum capital lease payments     3,887
     Less current installments                            (737)
                                                      ---------
                                                        $3,150
                                                      =========

Rent expense relating to operating leases totaled $8,670,000, $4,935,000, and $4,215,000, for the years ended December 31, 2002, 2001, and 2000, respectively.

At December 31, 2002 and 2001, leased property held under capital leases included in equipment, net of accumulated depreciation, totaled $4,826,000 and $4,132,000, respectively.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(7)  STOCKHOLDERS'  EQUITY

     (a)  WARRANTS

          In conjunction with debt incurred to acquire RMH in 2002, the Company issued warrants to various lenders to purchase 443,224 shares of common stock at $.06 per share. Also in 2002, the Company issued warrants to purchase 100,000 shares of common stock to Americas Partners, a related party, for services performed in the acquisition of RMH and issued 25,000 warrants in payment of consulting services. The weighted average fair value of warrants issued during 2002 was $4.48. As of December 31, 2002, the following warrants to purchase the Company's common stock are outstanding:


     Number of Warrants  Exercise Price per Share   Expiration Date
     ------------------  -------------------------  -------------------

         443,224                 $ .06               October 16, 2008
         100,000                  5.28               October 16, 2007
          25,000                  6.60               August 8, 2007
          25,000                  3.156             July 1, 2005
     --------------------
         593,224
     ====================


     (b)  STOCK  OPTION  PLANS

          The Company has a Stock Option Plan (the Plan) which provides for the granting of incentive stock options (ISO's) and nonqualified stock options (NSO's), stock appreciation rights, and supplemental stock bonuses. Under the Plan, 3,500,000 shares of common stock are reserved for options. The Company also grants NSO's outside of the Plan. Generally, the options granted under the Plan have an exercise price equal to the fair market value on the date of grant, vest in three equal installments beginning one year from the date of grant, and expire five years from the date of grant.

          The Nonemployee Director Stock Option Plan authorizes the grant of NSO's to purchase an aggregate of 300,000 shares of common stock to nonemployee directors of the Company. Each nonemployee director completing one fiscal year of service will receive a five-year option to purchase 5,000 shares, exercisable at the then current fair market value of the Company's common stock. All options under this plan are vested immediately upon issue.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(7)  STOCKHOLDERS'  EQUITY,  CONTINUED

          The following is a summary of option activity, including options granted and outstanding outside of the Plan, during the years ended December 31, 2002, 2001, and 2000:


                                                              Weighted Average
                                                 Shares        Exercise Price
                                            -----------------  ---------------
          Outstanding at January 1, 2000           2,181,128   $          3.12

          Granted                                     37,112              3.96
          Canceled                                   (49,504)             3.41
          Exercised                                 (630,672)             3.33

                                            -----------------
          Outstanding at December 31, 2000         1,538,064              3.05

          Granted                                    100,000              4.39
          Canceled                                   (55,623)             3.50
          Exercised                                 (362,856)             3.15

                                            -----------------
          Outstanding at December 31, 2001         1,219,585              3.11

          Granted                                    675,000              7.27
          Canceled                                  (346,796)             8.05
          Exercised                                 (881,752)             3.00

                                            -----------------
          Outstanding at December 31, 2002           666,037              4.91
                                            =================
          Options exercisable at:
            December 31, 2000                      1,167,828   $          3.09
            December 31, 2001                        987,048              3.12
            December 31, 2002                        321,438              3.56

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(7)  STOCKHOLDERS'  EQUITY,  CONTINUED

          The following table summarizes information about stock options outstanding at December 31, 2002:

                                Weighted-Average                               Weighted-
                                    Remaining       Weighted-                   Average
  Range of            Number       Contractual       Average        Number     Exercise
Exercise Price     Outstanding     Life (Years)  Exercise Price   Exercisable    Price
---------------  ----------------  ------------  ---------------  -----------  ---------
1.81 to 2.69               85,627           1.5  $          2.63       85,627  $    2.63
3.00 to 4.38              215,410           1.8             3.32      195,811       3.31
4.38 to 8.89              365,000           4.3             6.38       40,000       6.78
                 ----------------                                 -----------
                          666,037                                     321,438
                 ================                                 ===========

     (c)  NONEMPLOYEE  DIRECTOR  COMPENSATION  PLAN

          In February 1993, the Board of Directors adopted the Air Methods Corporation Equity Compensation Plan for Nonemployee Directors which was subsequently approved by the Company's stockholders on March 12, 1993. Under this compensation plan, 150,000 shares of common stock are reserved for issuance to non-employee directors. As of December 31, 2002, no shares have been issued under this plan.

     (d)  STOCK  REPURCHASE  PLAN

          On August 5, 1994, the Board of Directors approved a stock repurchase plan authorizing the repurchase of up to 10% of the outstanding shares of the Company's common stock to be retired. Repurchases may be made from time to time in the open market or in privately negotiated transactions. The plan authorizes, but does not require, the Company to repurchase shares. As of December 31, 2002, 1,036,038 shares, or 9.8% of common stock issued, had been repurchased under this plan.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(7)  STOCKHOLDERS'  EQUITY,  CONTINUED

     (e)  INCOME  PER  SHARE

          The reconciliation of basic to diluted weighted average common shares outstanding is as follows for the years ended December 31:

                                                                            2002       2001       2000
                                                                          ---------  ---------  ---------
          Weighted average number of common shares
           outstanding - basic
                                                                          9,184,421  8,421,671  8,334,445
          Dilutive effect of:
           Common stock options                                             227,765    199,683    198,000
           Common stock warrants                                             66,316     37,948     26,944
                                                                          --------------------------------
          Weighted average number of common shares
           outstanding - diluted                                          9,478,502  8,659,302  8,559,389
                                                                          ================================

          Common stock options totaling 45,000, 41,535, and 139,736, were not included in the diluted income per share calculation for the years ended December 31, 2002, 2001, and 2000, respectively, because their effect would have been anti-dilutive.

(8)  REVENUE

     The Company has operating agreements with various hospitals and hospital systems to provide services and aircraft for periods ranging from 1 to 10 years. The agreements provide for revenue from monthly fixed fees and flight fees based upon the utilization of aircraft in providing emergency medical services. The fixed-fee portions of the agreements provide for the following revenue for years ending December 31 (amounts in thousands):

            Year ending December 31:
                    2003                           $  52,695
                    2004                              44,282
                    2005                              36,925
                    2006                              23,406
                    2007                               9,131
                    Thereafter                         7,054
                                                  ----------
                                                  $  173,493
                                                  ==========

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(9)  INCOME  TAXES

     Income tax benefit (expense) consists of the following for the years ended December 31:

                                                2002     2001   2000
                                              -----------------------
     Current income tax expense:
      Federal                                 $    --    (241)  (129)
      State                                      (314)   (418)  (179)
                                              -----------------------
                                                 (314)   (659)  (308)

     Deferred income tax benefit (expense):
      Federal                                  (2,601)  1,111    258
      State                                      (384)    163     50
                                              -----------------------
                                               (2,985)  1,274    308
                                              -----------------------
     Total income tax benefit (expense)       $(3,299)    615     --
                                              =======================

     Reconciliation of income taxes on income before income taxes computed at the federal statutory rate of 34% and income taxes as recorded is as follows for the years ended December 31 (amounts in thousands):


                                                        2002     2001     2000
                                                      --------------------------
     Tax at the federal statutory rate                $(2,876)  (2,022)  (1,413)
     State income taxes, net of federal
       benefit and adjustment based on filed returns
                                                         (423)    (487)    (275)
     Change in valuation allowance,
       including revisions for filed returns
                                                           --    3,301    1,688
     Other                                                 --     (177)      --
                                                      --------------------------
     Net income tax benefit (expense)                  (3,299)     615       --
                                                      ==========================

     For income tax purposes, at December 31, 2002, the Company has net operating loss carryforwards of approximately $11 million, expiring at various dates through 2012. In 1991, the Company acquired all of the outstanding common shares of Air Methods Corporation, a Colorado corporation ("AMC"). As a result of the acquisition of AMC and other issuances of stock, the utilization of approximately $2 million of the aforementioned net operating loss carryforwards is subject to an annual limitation under the provisions of Section 382 of the Internal Revenue Code.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(9)  INCOME  TAXES,  CONTINUED

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows (amounts in thousands):

                                                        2002       2001
                                                      ---------  --------
     Deferred tax assets:
       Overhaul and parts replacement cost,
         principally due to the accrual method        $  6,598     5,376
       Allowance for uncollectible accounts                 --     1,399
       Net operating loss carryforwards                  4,532     6,409
       Deferred revenue                                     --       234
       Other                                               253       545
                                                      ---------  --------
           Total gross deferred tax assets              11,383    13,963
           Less valuation allowance                       (235)     (235)
                                                      ---------  --------
           Net deferred tax assets                      11,148    13,728
                                                      ---------  --------

     Deferred tax liabilities:
       Equipment and leasehold improvements,
         principally due to differences in bases
         and depreciation methods                      (12,488)  (12,509)
       Allowance for uncollectible accounts               (211)       --
       Excess of cost over fair value of net assets
         acquired                                         (215)       --
                                                      ---------  --------
           Total deferred tax liabilities              (12,914)  (12,509)
                                                      ---------  --------
           Net deferred tax asset (liability)         $ (1,766)    1,219
                                                      =========  ========

     A valuation allowance has been provided for net operating loss carryforwards which are not expected to be realized prior to expiration. Based on management's assessment, realization of net deferred tax assets through future taxable earnings is considered more likely than not, except to the extent valuation allowances are provided.

(10) EMPLOYEE  BENEFIT  PLANS

     The Company has a defined contribution retirement plan whereby employees may contribute up to 15% of their annual salaries. Effective January 1, 2001, the Company increased its contributions from 1.5% to 2% of annual salaries for all employees. The Company also matches 50% of the employees' contributions up to 6% of their annual salaries. The Company also continued the RMH defined contribution retirement plan which was in place at the acquisition date. Under the RMH plan, employees may contribute up to $12,000 annually and the Company matches 30% of the employees' contributions up to 6% of their annual salaries. Company contributions totaled approximately $1,598,000, $1,221,000, and $810,000, for the years ended December 31, 2002, 2001, and 2000, respectively.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(11) RELATED  PARTY  TRANSACTIONS

     In 2002, the Company paid $750,000 to Americas Partners for its services in connection with the acquisition of RMH. Ralph Bernstein and Morad Tahbaz, directors of the Company, are partners of Americas Partners. The form of payment was $477,388 in cash and warrants to purchase 100,000 shares of Company common stock. The warrants have an exercise price of $5.28 per share and expire five years from issuance.

(12) COMMITMENTS  AND  CONTINGENCIES

     The Company has entered into various aircraft operating leases under which it provides residual value guarantees to the lessor. As of December 31, 2002, the undiscounted maximum amount of potential future payments under the guarantees is $4,156,000. No amounts have been accrued for any estimated losses with respect to the guarantees, since it is not probable that the residual value of the aircraft will be less than the amounts stipulated in the guarantee. The assessment of whether it is probable that the Company will be required to make payments under the terms of the guarantee is based on current market data and the Company's actual and expected loss experience.

     Prior to the acquisition, RMH entered into a commitment agreement to purchase eight aircraft for approximately $16,000,000. As of December 31, 2002, five of the aircraft have been delivered and the deposit and related note payable associated with this commitment totaled $424,000.

     Prior to the acquisition, RMH entered into a commitment agreement to purchase ten aircraft for approximately $16,600,000. As of December 31, 2002, three of the aircraft have been delivered and the deposit and related note payable associated with this commitment totaled $593,000. The remaining seven aircraft will be delivered prior to September 2005.

(13) BUSINESS  SEGMENT  INFORMATION

     The Company identifies operating segments based on management responsibility and the type of products or services offered. Operating segments and their principal products or services are as follows:

     - Community-Based Model (CBM) - provides air medical transportation services to the general population as an independent service in fourteen states. Services include aircraft operation and maintenance, medical care, dispatch and communications, and medical billing and collection.
     - Hospital-Based Model (HBM) - provides air medical transportation services to hospitals throughout the U.S. under exclusive operating agreements. Services include aircraft operation and maintenance.
     - Products Division - designs, manufactures, and installs aircraft medical interiors and other aerospace and medical transport products for domestic and international customers.

     The  accounting policies of the operating segments are as described in Note
     1. The Company evaluates the performance of its segments based on pretax net income. Intersegment sales are reflected at cost-related prices.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(13) BUSINESS  SEGMENT  INFORMATION,  CONTINUED

     Summarized financial information for the Company's operating segments is shown in the following table (amounts in thousands). Amounts in the "Corporate Activities" column represent corporate headquarters expenses, interest expense on debt incurred to finance the RMH acquisition, and results of insignificant operations. The Company does not allocate assets between HBM, Products, and Corporate Activities for internal reporting and performance evaluation purposes.

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(13) BUSINESS  SEGMENT  INFORMATION,  CONTINUED

                                  Community-   Hospital-
                                    Based        Based     Products   Corporate   Intersegment
                                    Model        Model     Division  Activities   Eliminations   Consolidated
                                 -----------------------------------------------------------------------------
                                        2002
External revenue                 $    73,210      51,480      5,796         182             --        130,668
Intersegment revenue                      --          --      1,933          --         (1,933)            --
                                 -----------------------------------------------------------------------------
Total revenue                         73,210      51,480      7,729         182         (1,933)       130,668

Operating expenses                    44,257      42,885      6,150       5,135         (1,617)        96,810
Depreciation & amortization            2,848       3,499        149         199             --          6,695
Bad debt expense                      15,586          --         --          --             --         15,586
Interest expense                       1,218       1,008         --         822             --          3,048
Interest income                           (2)        (10)        --         (19)            --            (31)
Loss on extinguishment of debt           101          --         --          --             --            101
Income tax expense                        --          --         --       3,299             --          3,299
                                 -----------------------------------------------------------------------------
Net income (loss)                $     9,202       4,098      1,430      (9,254)          (316)         5,160
                                 =============================================================================

Total assets                     $    62,382        N/A         N/A     136,177         (2,163)       196,396
                                 =============================================================================

                                        2001
External revenue                 $    46,320      38,739      7,037          --             --         92,096
Intersegment revenue                      --          16      2,955          --         (2,971)            --
                                 -----------------------------------------------------------------------------
Total revenue                         46,320      38,755      9,992          --         (2,971)        92,096

Operating expenses                    28,624      31,946      7,874       3,470         (2,564)        69,350
Depreciation & amortization            1,843       2,893        191         312             --          5,239
Bad debt expense                       9,714          --         --          --             --          9,714
Interest expense                       1,109         811         --          25             --          1,945
Interest income                           (4)        (44)        --         (52)            --           (100)
Income tax benefit                        --          --         --        (615)            --           (615)
                                 -----------------------------------------------------------------------------
Net income (loss)                $     5,034       3,149      1,927      (3,140)          (407)         6,563
                                 =============================================================================

Total assets                     $    35,699        N/A        N/A       52,021         (2,163)        85,557
                                 =============================================================================

2000
External revenue                 $    34,752      33,882      6,514         145             --         75,293
Intersegment revenue                      --          30      1,841          --         (1,871)            --
                                 -----------------------------------------------------------------------------
Total revenue                         34,752      33,912      8,355         145         (1,871)        75,293

Operating expenses                    22,171      27,037      6,474       2,889         (1,574)        56,997
Depreciation & amortization            1,642       3,320        209         314             --          5,485
Bad debt expense                       6,695          --         --          --             --          6,695
Interest expense                       1,128         970         --          46             --          2,144
Interest income                           (6)        (54)        --        (125)            --           (185)
                                 -----------------------------------------------------------------------------
Net income (loss)                $     3,122       2,639      1,672      (2,979)          (297)         4,157
                                 =============================================================================

Total assets                     $    29,481        N/A         N/A      47,932         (2,163)        75,250
                                 =============================================================================

AIR METHODS CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(14) UNAUDITED  QUARTERLY  FINANCIAL  DATA

     Summarized unaudited quarterly financial data for 2002 and 2001 is as follows (amounts in thousands except per share data):

                                                    Quarter
                                        First    Second  Third   Fourth(1)
                                       -----------------------------------

      Revenue                          $ 26,329  27,750  28,908     47,681
      Operating income                    3,185   2,691   1,948      3,329
      Income before income taxes          2,791   2,296   1,565      1,807
      Net income                          1,703   1,401     955      1,101
      Basic income per common share         .19     .15     .10        .12
      Diluted income per common share       .19     .15     .10        .11

      Revenue                          $ 20,014  23,533  23,945     24,604
      Operating income                      989   2,127   2,667      1,935
      Income before income taxes            532   1,680   2,222      1,514
      Net income                            532   1,680   2,222      2,129
      Basic income per common share         .06     .20     .26        .25
      Diluted income per common share       .06     .20     .26        .23

     Income per common share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly income per share does not necessarily equal the total computed for the year.

     (1) Includes the effect of the acquisition of RMH.

                          Independent Auditors' Report
                          ----------------------------



BOARD OF DIRECTORS AND STOCKHOLDERS
AIR METHODS CORPORATION:

Under date of March 12, 2003, we reported on the consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, which are included in the Company's Annual Report on Form 10-K for the year 2002. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule II. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 1 to the consolidated financial statements, the Company implemented Statement of Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.



                                                  KPMG LLP



Denver, Colorado
March 12, 2003

AIR METHODS CORPORATION
AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
(AMOUNTS IN THOUSANDS)

--------------------------------------------------------------------------------


                                 Balance at
                                  Beginning                  Transfers and                 Balance at
Description                       of Period   Additions (a)    Other (c)   Deductions (b)  End of Period
--------------------------------------------------------------------------------------------------------

Allowance for trade receivables
  Year ended December 31, 2002   $     5,673          15,586       11,064        (15,327)         16,996
  Year ended December 31, 2001         4,231           9,714           --         (8,272)          5,673
  Year ended December 31, 2000         1,210           6,695           --         (3,674)          4,231

__________________
Notes:

(a)     Amounts charged to expense.
(b)     Bad debt write-offs and charges to allowances.
(c)     Beginning allowance balance assumed in RMH acquisition.


See accompanying Independent Auditors' Report.

ROCKY MOUNTAIN HOLDINGS, L.L.C.


REPORT ON AUDITS OF FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000 AND FOR
THE YEARS ENDING DECEMBER 31, 2001, 2000
AND 1999

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.


                        REPORT OF INDEPENDENT ACCOUNTANTS


To  the  Members  of
Rocky  Mountain  Holdings,  L.L.C.:

In our opinion, the accompanying balance sheets and the related statements of operations, of members' equity and of cash flows present fairly, in all material respects, the financial position of Rocky Mountain Holdings, L.L.C. at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/  PricewaterhouseCoopers  LLP

Salt  Lake  City,  Utah
March 19, 2002, except for Note 11 for
which the date is December 19, 2002

                                          ROCKY MOUNTAIN HOLDINGS, L.L.C.

                                                   BALANCE SHEETS

                                                   (in thousands)
                                                                                                  December
                                                                           September 30,             31,
                                                                           ------------- --------------------------
                                                                              2002           2001           2000
                                                                           ------------- ------------  ------------
                                                                           (unaudited)
  ASSETS

Current assets:
  Cash                                                                     $     1,157   $       939   $       151
  Trade accounts receivable, less allowance for doubtful accounts of $15,170 (unaudited) at September 30, 2002 and $12,984 and $12,404
    at December 31, 2001 and 2000, respectively                                 18,964        17,887        15,724
  Notes receivable, current portion                                                  4             3           506
  Inventories, less allowance for excess and slow-moving of $588
    (unaudited) at September 30, 2002 and $540 and $442 at
    December 31, 2001 and 2000, respectively                                     9,877        11,273        10,818
  Prepaid expenses                                                               1,485         2,285         2,152
  Equipment held for sale                                                        2,827         4,356         2,587
                                                                           ------------- ------------  ------------

      Total current assets                                                      34,314        36,743        31,938
                                                                           ------------- ------------  ------------

Rotable inventories, less accumulated depreciation of $972 (unaudited), at September 30, 2002 and $843 and $518 at December 31, 2001
  and 2000, respectively                                                         2,342         2,176         2,273
                                                                           ------------- ------------  ------------

Property and equipment:
  Land                                                                             189           189           189
  Buildings and office equipment                                                 5,447         4,862         4,425
  Helicopters and other aircraft                                                50,633        48,958        43,067
  Operational equipment                                                          2,948         2,329         1,671
                                                                           ------------- ------------  ------------
                                                                                59,217        56,338        49,352
  Less accumulated depreciation and amortization                               (17,299)      (14,911)      (13,805)
                                                                           ------------- ------------  ------------

      Net property and equipment                                                41,918        41,427        35,547
                                                                           ------------- ------------  ------------

Other assets:
  Notes receivable, net of current portion                                          22            24             -
  Refundable deposits and long-term prepaid expenses                             1,501         1,868         1,502
  Goodwill, less accumulated amortization of $235 (unaudited), at September 30, 2002 and $235 and $189 at December 31,
    2001 and 2000, respectively                                                    465           465           467
  Deferred financing costs                                                         530           646           324
                                                                           ------------- ------------  ------------

      Total other assets                                                         2,518         3,003         2,293
                                                                           ------------- ------------  ------------

      Total assets                                                         $    81,092   $    83,349   $    72,051
                                                                           ============= ============  ============

  LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
  Accounts payable                                                         $     2,562   $     2,649   $     1,144
  Accrued liabilities                                                            6,334         6,597         4,485
  Notes payable related to equipment held for sale                               2,603         4,284         2,458
  Current installments of long-term debt                                         5,935         3,185         2,657
  Current installments of obligations under capital leases                         265            55           113
  Other liabilities                                                                624            49           107
                                                                           ------------- ------------  ------------
      Total current liabilities                                                 18,323        16,819        10,964

Long-term debt, net of current installments                                     30,726        40,814        37,761
Obligations under capital leases, net of current installments                      470            13            68
Other liabilities, net of current portion                                          504           464           606
                                                                           ------------- ------------  ------------

      Total liabilities                                                         50,023        58,110        49,399
                                                                           ------------- ------------  ------------

Commitments (Notes 6, 7 and 10)

Members' equity:
  Contributed capital                                                           20,385        19,037        19,037
  Retained earnings                                                             10,684         6,202         3,615
                                                                           ------------- ------------  ------------
      Total members' equity                                                     31,069        25,239        22,652
                                                                           ------------- ------------  ------------

      Total liabilities and members' equity                                $    81,092   $    83,349   $    72,051
                                                                           ============= ============  ============

     The accompanying notes are an integral part of the financial statements

                                          ROCKY MOUNTAIN HOLDINGS, L.L.C.

                                             STATEMENTS OF OPERATIONS
                                                  (in thousands)

                                                  Nine Months Ended
                                                    September 30,         Year Ended December 31,
                                                 -------------------  -----------------------------
                                                   2002      2001      2001      2000        1999
                                                 --------  ---------  -------  ---------  ----------
                                                     (unaudited)
Net operating revenues                           $ 77,042  $  64,814  $87,880  $  75,862  $   68,700
                                                 --------  ---------  -------  ---------  ----------

Operating expenses:
  Flying operations:
    Salaries, wages and benefits                   26,781     23,517   32,033     26,314      22,477
    Operating lease expense                         4,849      5,139    6,754      7,603       8,981
    Repairs and maintenance                        14,510     11,514   14,492     11,864      11,135
    Insurance                                       2,602      2,041    2,650      2,129       1,838
    Other flying operations expenses                8,800      8,689   11,182      9,106       7,733
    Fuel and oil                                    1,465      1,410    1,911      1,833       1,229
  General and administrative                        4,836      3,100    4,688      3,738       3,784
  Depreciation and amortization                     3,036      2,995    4,055      3,686       3,407
  Support services                                  3,432      3,012    4,290      3,758       2,700
                                                 --------  ---------  -------  ---------  ----------

      Total operating expenses                     70,311     61,417   82,055     70,031      63,284
                                                 --------  ---------  -------  ---------  ----------

        Operating income                            6,731      3,397    5,825      5,831       5,416

Other income (expense):
  Interest expense                                 -2,185     -2,659   -3,468     -3,375      -2,535
  Interest income                                      28         38       62        135         131
  Gain on insurance recovery                            -         58       58         39           -
  Gain (loss) on sale of property and equipment       -68        321      172         -5           2
                                                 --------  ---------  -------  ---------  ----------

      Total other expense                          -2,225     -2,242   -3,176     -3,206      -2,402
                                                 --------  ---------  -------  ---------  ----------

      Net income                                 $  4,506  $   1,155  $ 2,649  $   2,625  $    3,014
                                                 ========  =========  =======  =========  ==========

     The accompanying notes are an integral part of the financial statements

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

                          STATEMENT OF MEMBERS' EQUITY
                                 (in thousands)

                                                                       Total
                                             Contributed   Retained    Members'
                                               Capital      Equity    Earnings
                                             ------------  ---------  ---------
BALANCE AT JANUARY 1, 1999                   $     23,496  $     561  $  24,057

Distributions to members                           -4,459       -561     -5,020

1999 net income                                         -      3,014      3,014
                                             ------------  ---------  ---------

BALANCE AT DECEMBER 31, 1999                       19,037      3,014     22,051

Distributions to members                                -     -2,024     -2,024

2000 net income                                         -      2,625      2,625
                                             ------------  ---------  ---------

BALANCE AT DECEMBER 31, 2000                       19,037      3,615     22,652

Distributions to members                                -        -62        -62

2001 net income                                         -      2,649      2,649
                                             ------------  ---------  ---------

BALANCE AT DECEMBER 31, 2001                       19,037      6,202     25,239

Distributions to members (unaudited)                    -        -24        -24

Capital contribution by members (unaudited)         1,348          -      1,348

2002 net income (unaudited)                             -      4,506      4,506
                                             ------------  ---------  ---------

BALANCE AT SEPTEMBER 30, 2002 (UNAUDITED)    $     20,385  $  10,684  $  31,069
                                             ============  =========  =========

     The accompanying notes are an integral part of the financial statements

                                    ROCKY MOUNTAIN HOLDINGS, L.L.C.

                                       STATEMENTS OF CASH FLOWS
                                           (in thousands)


                                                               Nine Months Ended
                                                                 September 30,        Year Ended December 31,
                                                                -----------------  ----------------------------
                                                                 2002     2001      2001      2000      1999
                                                                -------  --------  --------  --------  --------
                                                                   (unaudited)
Cash flows from operating activities:
  Net income                                                     4,506     1,155     2,649     2,625     3,014
  Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
    Depreciation                                                 2,914     2,890     3,872     3,567     3,295
    Amortization of goodwill                                         -        34        46        41        48
    Amortization of deferred financing fees                        122        71       137        78        64
    Provision for doubtful accounts                              2,117      (898)      580     2,804     4,366
    Provision for excess and slow-moving inventory                  48        75        98        51         -
    Gain on insurance recovery                                       -       (58)      (58)      (39)        -
    Loss (gain) on sale of property and equipment                   68      (321)     (172)        5        (2)
    Expense paid through capital contribution from members       1,348         -         -         -         -
    Changes in operating assets and liabilities:
      Trade accounts receivable                                 (3,193)   (1,492)   (2,770)   (7,704)   (7,128)
      Inventories                                                1,348       914      (553)   (2,275)      928
      Prepaid expenses                                             829       872      (133)     (600)      135
      Refundable deposits and long-term prepaid expenses            71       340       525       257       307
      Accounts payable                                             (88)      667     1,505      (512)      468
      Accrued liabilities                                         (313)      173     2,112       199     1,333
      Other liabilities                                            614      (628)       90      (207)     (460)
                                                                -------  --------  --------  --------  --------

        Net cash provided by (used in) operating activities     10,391     3,794     7,928    (1,710)    6,368
                                                                -------  --------  --------  --------  --------

Cash flows from investing activities:
  Additions to rotable inventories                                (295)      (78)      (78)       (9)        -
  Purchase of intangibles                                            -       (43)      (43)        -         -
  Purchase of property and equipment                            (3,351)   (2,150)   (4,784)   (3,078)  (10,029)
  Proceeds from sale-leaseback transaction                         758         -         -         -       307
  Proceeds from sale of property and equipment                       -       906       648        16        75
  Proceeds from insurance recovery                                   -       612       609       133         -
  Payments received on notes receivable                              8       382       506       492       454
                                                                -------  --------  --------  --------  --------

        Net cash used in investing activities                   (2,880)     (371)   (3,142)   (2,446)   (9,193)
                                                                -------  --------  --------  --------  --------

Cash flows from financing activities:
  Proceeds from long-term debt                                       -     1,772     2,150     8,084    12,504
  Principal payments on long-term debt                          (7,142)   (5,977)   (5,854)   (1,810)   (4,617)
  Principal payments on obligations under capital leases          (121)      (83)     (113)     (123)     (244)
  Deferred financing fees                                           (6)     (106)     (119)     (116)     (320)
  Distributions to members                                         (24)      (64)      (62)   (2,024)   (5,020)
                                                                -------  --------  --------  --------  --------

        Net cash provided by (used in) financing activities     (7,293)   (4,458)   (3,998)    4,011     2,303
                                                                -------  --------  --------  --------  --------

Net increase (decrease) in cash                                    218    (1,035)      788      (145)     (522)

Cash - beginning of period                                         939       151       151       296       818
                                                                -------  --------  --------  --------  --------

Cash - end of period                                             1,157      (884)      939       151       296
                                                                =======  ========  ========  ========  ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                  2,187     2,648     3,460     3,360     2,566

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
  Capital lease obligations for equipment                          788   $     -   $     -   $     -       307
  Notes payable on purchase of property and equipment                -     4,186     8,255     6,034       800
  Capitalized fees on refinancing of notes payable                   -        19       338         -         -
  Refinance of capital leases with notes payable                     -         -         -         -     1,910
  Short-term note payable on equipment held for sale             2,603     1,229     4,284     2,458     6,536
  Note payable for aircraft deposit                                  -       830       830         -       814
  Debt retirement on sale of property and equipment                  -     2,427     2,427       837       703
  Receivable from sale of property and equipment                     -         -         -       625         -
  Note payable on purchase of intangible asset                       -         -         -        98         -
  Accounts receivable replaced by note receivable                    -        27        27         -         -

     The accompanying notes are an integral part of the financial statements

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

1.   Organization and Summary of Significant Accounting Policies:
     -----------------------------------------------------------

     Organization  and  Description  of  Business
     --------------------------------------------

     Rocky Mountain Holdings, L.L.C. (the Company), a Delaware limited liability company, is in the air medical transport services business, providing air medical transport services to hospitals and regional ambulance authorities primarily throughout the United States of America. All business of the Company is conducted under the Company's name and the trade names "Rocky Mountain Helicopters," "LifeNet," "LifeCom," "MedFlight," "Complete Billing Solutions," "The Wisdom Well," and "Advantage Aviation." The Company is owned equally by the members, AMC Helicopters, Inc. and Rocky Mountain Holdings, Inc. (the Members) under an agreement that unless terminated earlier by the Members will dissolve the Company on December 31, 2024.

     Revenue  Recognition
     --------------------

     Revenue is recognized at the time services are rendered or products are shipped and title passes to the customer.

     Cash  Concentration
     -------------------

     The Company's cash is held in two banks, one in Utah and one in Pennsylvania, the balances of which may at times exceed federally insured limits.

     Inventories
     -----------

     Inventories consist of purchased and overhauled parts, accessories and supplies, primarily consumed in the maintenance and repair or modification of the Company's aircraft. Rotable inventories include components that are repaired and reused as opposed to those parts that are consumed in operations, and are depreciated over 15 years. The cost of creating a usable rotary inventory component is capitalized. The cost of repairing rotable inventories is charged to expense as incurred.

     Inventories are stated at the lower of cost or market, cost being determined on the basis of average cost. Except for serialized parts for which actual cost is used.

     Property and Equipment
     ----------------------

     Property and equipment are stated at cost. Equipment under capital leases is recorded at the lesser of the fair value of the asset or the present value of minimum lease payments.

     Depreciation of property and equipment is calculated on the straight-line method over the useful lives of the related assets and considers salvage value of the related asset. Equipment under capital leases and leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the equipment.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

1.   Organization and Summary of Significant Accounting Policies, Continued:
     -----------------------------------------------------------

     Major additions, betterments and renewals are capitalized. Maintenance and repairs, including major overhauls, are charged to operating expenses as they are incurred.

     Depreciation and amortization are computed over the following useful lives:

             Helicopters and aircraft                  15 - 25 years
             Leasehold improvements - helicopters            7 years
             Operational and office equipment              3-5 years
             Buildings                                      30 years

     At the time assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss.

     Goodwill  and  Deferred  Financing  Costs
     -----------------------------------------

     Goodwill is recorded at cost and is amortized on a straight-line basis over 15 years. Deferred financing costs are amortized on a straight-line basis, which approximates the effective interest method.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations, and No 142 ("SFAS 142"), Goodwill and Other Intangible
     Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria that must be met in order for intangible assets acquired in a purchase business combination to be recognized and reported apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets. The Company adopted the provisions of SFAS 141 immediately and SFAS 142 effective January 1, 2002. The adoption of SFAS 142, including the transitional impairment test, were completed and did not have a significant effect on the Company's 2002 financial statements.

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

1.   Organization  and  Summary  of  Significant Accounting Policies, Continued:
     ---------------------------------------------------------------

     Impairment of Long-Lived Assets
     -------------------------------

     Management periodically reviews long-lived assets, for possible impairment. Recoverability of long-lived assets is measured by comparison of the carrying amount of the Company's long-lived assets to the future net cash flows expected to be generated from the assets. No impairment has been recognized in the accompanying financial statements.

     Income Taxes
     ------------

     As a limited liability company that is treated for income tax purposes as a partnership, the allocated share of the Company's federal and state taxable income or loss for each year is included in the income tax returns of the Members.

     Use  of  Estimates
     ------------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Accounts receivable balances from one of the Company's lines of business are subject to a significant risk of uncollectiblity. Management continually estimates the provision for doubtful accounts by performing extensive analytical procedures. The actual collection results of these receivables could differ significantly from management's estimates.

     New Accounting Standards
     ------------------------

     The Company adopted Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. The adoption of this standard did not have a significant effect on the Company's financial statements.

     In August 2002, the FASB issued SFAS No. 143 ("SFAS 143"), Accounting for Asset Retirement Obligations, which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS 143 is effective for the Company January 1, 2003. The Company has evaluated the impact of this standard and does not believe its adoption will have a significant effect on the Company's financial statements.

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

1.   Organization  and  Summary  of  Significant Accounting Policies, Continued:
     ---------------------------------------------------------------

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses the accounting and reporting for the impairment and disposal of long-lived assets. The Company has adopted SFAS No. 144 effective January 1, 2002 and such adoption did not have a significant effect on its financial statements.

     In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. The Company has evaluated the impact of this standard and does not believe its adoption will have a significant effect on the Company's financial statements.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging
     Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 replaces EITF No. 94-3, and is required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not believe the adoption of SFAS No. 146 will have a significant effect on its financial statements.

Reclassifications
-----------------

     Certain balances in the 2001 and 2000 financial statements have been reclassified to conform to the September 30, 2002 (unaudited) presentation. These changes had no effect on total assets, total liabilities, and members' equity or net income.

     Interim Financial Data
     ----------------------

     The interim financial data as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

2.   Notes  Receivable:
     -----------------

     Notes  receivable  consists  of  the  following  (in  thousands):


                                               September 30        December 31,
                                               ------------  --------------------------
                                                   2002          2001       2000
                                               ------------  --------------------------
                                                (unaudited)
                                               ------------  ------------  ------------
Note receivable from a corporation, interest
at prime plus 2% (11.50% at December 31,
2000), due in monthly installments through
November 2001.                                 $        --   $        --   $       506
Note receivable from an individual, interest
at 10%, due in monthly installments
through April 2006                                      26            27            --
                                               ------------  ------------  ------------
                                                        26            27           506
                                               ------------  ------------  ------------
Less current portion                                    (4)           (3)         (506)
                                               ------------  ------------  ------------
                                               $        22   $        24   $        --
                                               ============  ============  ============

3.   Equipment  Held  for  Sale
     --------------------------

     At September 30, 2002, equipment held for sale consisted of two helicopters that were purchased at a cost of $2,827,000 (unaudited) using short-term notes payable. Management's intention is to sell and then leaseback these two helicopters subsequent to September 30, 2002 at their original cost. At December 31, 2001, equipment held for sale consisted of three helicopters that were purchased at a cost of $4,356,000 using short-term notes payable. One of these helicopters was sold in March 2002 and the remaining two were sold in September 2002 at their original cost. At December 31, 2000, equipment held for sale consisted of two helicopters that were purchased at a cost of $2,587,000 using short-term notes payable. One of these helicopters was sold at its original cost in January 2001 and the other was sold at its original cost and leased back by the Company in November 2001.

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

4.   Property  and  Equipment:
     ------------------------

     Helicopters  and  other  aircraft  consist of the following (in thousands):

                                        September 30          December 31,
                                       --------------  ---------------------------
                                            2002           2001       2000
                                       --------------  ------------  -------------
                                        (unaudited)
Helicopters and other aircraft         $       39,335  $     39,335  $      34,206
Leasehold improvements - helicopters            9,281         8,203          8,355
Construction in process                         2,017         1,420            506
                                       --------------  ------------  -------------
                                       $       50,633  $     48,958  $      43,067
                                       ==============  ============  =============

5.   Goodwill:
     --------

     Goodwill  consists  of  the  following  (in  thousands):


                                 September 30           December 31,
                                --------------  --------------------------
                                     2002           2001          2000
                                --------------  ------------  ------------
                                 (unaudited)
Goodwill                        $         700   $       700   $       656
Less accumulated amortization            (235)         (235)         (189)
                                --------------  ------------  ------------
                                $         465   $       465   $       467
                                ==============  ============  ============

     The Company adopted SFAS No. 142 effective January 1, 2002. In accordance with SFAS 142, prior period amounts were not restated. A reconciliation of the previously reported net income for the nine months ended September 30, 2001 and the years ended December 31, 2001, 2000 and 1999 to the pro forma amounts adjusted for the reduction of amortization expense related to goodwill is as follows (in thousands):

                                September 30                  December 31,
                               --------------  -----------------------------------------
                                    2001            2001           2000       1999
                               --------------  --------------  ------------  -----------
                                (unaudited)
Reported net income            $        1,155  $        2,649  $      2,625  $     3,014
Add: amortization adjustment               34              46            41           48
                               --------------  --------------  ------------  -----------
Pro forma net income           $        1,189  $        2,695  $      2,666  $     3,062
                               ==============  ==============  ============  ===========

6.   Capital  and  Operating  Lease  Obligations:
     --------------------------------------------

     The Company leases aircraft and operational equipment under capital and operating lease agreements. The leases are generally on a long-term basis whereby the Company pays taxes, maintenance, insurance and certain other operating expenses. These leases generally contain renewal options for periods ranging from three to ten years. Certain of the leases provide for rental increases at specified intervals.

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

     -------------------------------------------

     Operational equipment under capital leases, which are included in property and equipment, consist of the following (in thousands):

                                 September 30                    December 31,
                                --------------  -------------------------------------------
                                     2002            2001           2000          1999
                                --------------  --------------  ------------  -------------
                                 (unaudited)
Operational equipment           $         813   $         895   $       895   $        895
Less accumulated amortization            (160)           (847)         (692)          (527)
                                --------------  --------------  ------------  -------------
                                $         653   $          48   $       203   $        368
                                ==============  ==============  ============  =============

     Future minimum lease payments at December 31, 2001 are as follows (in thousands):

                                                                      Capital leases   Operating
                                                                                         Leases
                                                                     ----------------  -----------
Year ended December 31:
 2002                                                                $            58       6,170
 2003                                                                             13       6,013
 2004                                                                             --       5,977
 2005                                                                             --       5,558
 2006                                                                             --       4,087
 Thereafter                                                                       --       9,946
                                                                     ----------------  -----------
   Total minimum lease payments                                                   71      37,751
                                                                                       ===========
Less amount representing interest (at rates ranging from 8% to 10%)               (3)
                                                                     ----------------
     Present value of net minimum lease payments                                  68
   Less current installments of obligations under capital
     leases                                                                      (55)
                                                                     ----------------
     Obligations under capital leases, net of current                $            13
       installments
                                                                     ================

     Certain aircraft operating lease agreements require that major components have a specified percentage of their allowable operating life remaining at the end of the lease term. If the remaining useful life on these major components falls below the specified percentage, an additional expense is accrued as aircraft maintenance costs.

     Lease and rental expense charged to operations was $5,429,000 (unaudited) and $5,623,000 (unaudited) for the nine months ended September 30, 2002 and 2001, respectively, and $7,405,000, $8,159,000 and $9,324,000, respectively,  for  the  years  ended  December  31,  2001,  2000 and 1999.

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

7.   Long-term  Debt:
     ----------------

     Long-term  debt  consists  of  the  following  (in  thousands):

                                                    September 30,            December 31,
                                                   ---------------  ----------------------------
                                                        2002             2001          2000
                                                   ---------------  -------------  -------------
                                                     (unaudited)
Helicopters and aircraft
  0.00% due 2002-2005                              $        1,017   $       1,393  $        688
  6.89% due 2008                                            2,171           2,281             -
  7.13% due 2008                                            8,201           8,612             -
  7.15% due 2008                                            4,312           4,528             -
  7.43% due 2008                                            5,077           5,330             -
  7.48% due 2008                                            1,253           1,315             -
  8.02% due 2006                                            3,531           3,800             -
  8.49% due 2007                                            1,278           1,355         1,450
  8.70% due 2004                                              631             490           546
  8.82% due 2007                                                -               -         1,840
  8.96% due 2007                                                -           2,447         2,626
  9.12% due 2003                                            2,303               -         3,109
  9.27% due 2006                                                -           2,029        16,261
  9.41% due 2007                                            1,921               -             -
  9.55% due 2004                                              445             701         1,401
  9.75% due 2007                                                -               -           605

Real estate and buildings:
  One Month LIBOR Rate + 2.00% (3.82%                       1,612           1,690             -
    unaudited) at September 30, 2002 and 3.86%
    at December 31, 2001) due 2011
  8.81% due 2010                                                -               -           704
  10.00% due 2007                                               -               -             -

Operational and office equipment:
  0.00% due 2001                                                -               -           196
  3.89% due 2000                                                -               -             -
  7.31% due 2005                                               12               -             -
  8.50% due 2000                                                -               -             -
  10.00% due 2003                                              31              39            49

Lines of credit:
  Prime Rate due 2003                                        (134)          1,989        10,943
  Two Month LIBOR Rate + 2.505 (4.31%
    unaudited) at September 30, 2002 and 4.72%
    at December 31, 2001) due 2003                          3,000           6,000             -
                                                   ---------------  -------------  -------------
      Total long-term debt                                 36,661          43,999        40,418

                                                   ---------------  -------------  -------------
Less current installments                                  (5,935)         (3,185)       (2,657)
                                                   ---------------  -------------  -------------

                                                   ===============  ==============  ============
      Long-term debt, net of current installments  $       30,726   $      40,814   $    37,761
                                                   ===============  ==============  ============

     Under the terms of the above long-term debt, the Company must comply with certain restrictive covenants, including a restriction on capital expenditures and maintaining certain financial ratios. At September 30, 2002 (unaudited) and December 31, 2001, the Company was in compliance with these covenants.

                        ROCKY MOUNTAIN HOLDINGS, L.L.C.

     ---------------

     At December 31, 2001, the Company had one line of credit, which expires in 2003. The line of credit, subject to certain covenants and conditions, allows the Company to borrow up to $20,000,000 at either the bank's prime rate or a LIBOR rate plus 2.50%. At September 30, 2002 and December 31, 2001, $9,180,000 (unaudited) and $9,620,000, respectively, of additional borrowings were available under this line of credit. Receivables, inventories and other unencumbered tangible assets collateralize this line of credit.

     The scheduled principal maturities of debt outstanding at December 31, 2001 are as follows (in thousands):


             2002                              $     3,185
             2003                                   10,840
             2004                                    3,694
             2005                                    3,054
             2006                                    6,083
             Thereafter                             17,143
                                              ------------
                                              $     43,999
                                              ============

     Long-term debt is collateralized by substantially all of the Company's property and equipment.

     The fair value of the Company's long-term debt with fixed interest rates was estimated by discounting future cash flows using rates currently offered for borrowings with similar maturities at December 31, 2001 and 2000. The Company's long-term debt with variable interest rates approximates fair value as of December 31, 2001 and 2000.

     The carrying amounts and fair values of long-term debt at December 31, 2001 and 2000 were as follows (in thousands):

                                Carrying Value                Fair Value
                        --------------------------   ---------------------------
                             2001          2000          2001          2000
                        -----------   ------------   ------------   ------------
     Long-term debt     $    43,999   $     40,418   $     45,706   $     42,996

                             ROCKY MOUNTAIN HOLDINGS, L.L.C.

8.   Employee  Benefits:
     ------------------

     The Company sponsors a self-insured health benefit plan to provide comprehensive medical, dental and vision coverage for the employees of the Company and their covered family members. Approximately 28% of the expense of the plan is borne by the employees. The Company carries an excess reimbursement policy, which covers 100 percent of payments exceeding $80,000 during a 12-month period per individual. Total expense under this plan was $2,518,000 (unaudited) and $1,861,000 (unaudited), respectively, for the nine months ended September 30, 2002 and 2001, and $2,713,000, $1,586,000 and $1,386,000, respectively for the years ended December 31, 2001, 2000 and 1999.

     The Company sponsors a 401(k) retirement plan for substantially all of its employees. The Company matches 30% of the employees' contributions up to 6% of their compensation. Employees vest in the Company's match over a five-year period. The Company contributed to the Plan $222,000 (unaudited) and $131,000 (unaudited), respectively, for the nine months ended September 30, 2002 and 2001, and $179,000, $54,000 and $48,000, respectively, for the years  ended  2001,  2000  and  1999.


9.   Related  Party  Transactions:
     -----------------------------

     The Company has agreed to pay an annual management fee of $240,000 for consulting services, technical knowledge and advice from its Members. In addition, the Company incurs expenses payable to the Members for legal and travel related to operations. Such expenses amounted to $39,000 (unaudited) and $61,000 (unaudited), respectively, for the nine months ended September 30, 2002 and 2001, and $135,000, $44,000 and $12,000, respectively, for the years  ended  2001,  2000  and  1999.


10.  Commitments:
     ------------

     During 1999, the Company entered into a commitment agreement (1999 aircraft purchase agreement) to purchase eight aircraft for approximately $16,000,000. Four of the eight aircraft were delivered prior to December 31, 2001. As part of the commitment to purchase these additional aircraft, the Company committed deposits totaling $814,000 collateralized by a 0% interest-bearing note payable. As of December 31, 2001, the deposit and related note payable totaled $563,000 for this future commitment.

                             ROCKY MOUNTAIN HOLDINGS, L.L.C.

     -----------

     During 2001, the Company entered into a commitment agreement (2001 aircraft purchase agreement) to purchase ten aircraft for approximately $16,600,000. Two of the ten aircraft were delivered in December of 2001. As part of the commitment to purchase these aircraft, the Company committed deposits totaling $830,000 collateralized by a 0% interest-bearing note payable. As of December 31, 2001, the deposit and related note payable totaled $830,000 for this future commitment.

     As of September 30, 2002, three of the ten aircraft had been delivered under the 2001 aircraft purchase agreement (unaudited). The remaining seven aircraft will be delivered between October 2002 and September 2005. As of September 30, 2002, the deposit and related note payable associated with this commitment totaled $593,000 (unaudited). In addition, as of September 30, 2002, five of the eight aircraft had been delivered (unaudited) under the 1999 aircraft purchase agreement. The remaining three aircraft will be delivered, as customer demand requires. In addition, as of September 30, 2002, the deposit and related note payable associated with this commitment totaled $424,000 (unaudited).


11.     Subsequent  Events:
        ------------------

     In  June  2002,  the  Company  and  its  members  entered into a Definitive
     Purchase Agreement (the "Agreement") to sell 100% of the membership interests in the Company to Air Methods Corporation. The Agreement provides for a cash purchase price of $28,000,000 due at closing, subject to customary closing and post-closing adjustments. Additional consideration of up to $2,600,000 is possible through earn-out provisions set forth in the Agreement, which, if earned, would be paid out over the next nine years.

     In April 1996, the Members of the Company created the Senior Management Incentive Program (the "EAR Plan"). Under the EAR Plan, participating members of management of the Company were issued certain "Equity Appreciation Rights", which entitle them to receive compensation based on the "increase in equity" of the Company as defined by the EAR Plan. However, payment of this compensation is contingent upon the occurrence of a "Liquidating Event" as defined by the EAR Plan. In accordance with the EAR Plan, the Agreement signed in June of 2002 between the Company's members and Air Methods Corporation for the purchase of the membership interests of the Company constituted a "Liquidating Event" under the EAR Plan. As a result, the EAR Plan participants were paid, by the members, approximately $881,000 in October 2002 and $59,000 in November 2002. An additional $408,000 is expected to be paid in January 2003. For the nine-months ending September 30, 2002 the Company recorded $1,348,000 (unaudited) of compensation expense and a corresponding contribution of capital from members relating to these EAR payments. In addition, based on future events an additional amount of up to $323,000 may be paid out over the next nine-years.

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                         PRO FORMA FINANCIAL INFORMATION
                                   (UNAUDITED)

The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 2002, combine the historical operations of the Company for the year ended December 31, 2002, with the historical operations of RMH for the nine-month period ended September 30, 2002, as if the transaction had occurred on January 1, 2002.

The acquisition of RMH was effective on October 16, 2002. The accompanying unaudited pro forma combined statements of operations include the operations of RMH through September 30, 2002, and do not include the operations of RMH from September 30, 2002 through October 16, 2002, the effects of which, excluding non-recurring acquisition related costs, are not significant.

The acquisition was accounted for under the purchase method of accounting and the acquisition cost was allocated to the acquired assets and assumed liabilities based on fair values. The unaudited pro forma combined financial statement has been prepared by the Company's management based upon the historical financial statements of the Company and RMH and preliminary estimates of fair values, which are subject to change pending a final analysis of the fair values. This pro forma statement may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statement and notes thereto should be read in conjunction with the historical financial statements included in the Company's previous filings with the Securities and Exchange Commission and the Company's and RMH's financial statements included herein.

                                    AIR METHODS CORPORATION AND SUBSIDIARIES
                                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                FOR THE YEAR ENDED DECEMBER 31, 2002 (UNAUDITED)
                           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                         HISTORICAL
                                                 ------------------------
                                                                  ROCKY
                                                                MOUNTAIN
                                                  AIR METHODS   HOLDINGS,    PRO FORMA             PRO FORMA
                                                  CORPORATION     L.L.C.    ADJUSTMENTS            COMBINED
                                                 -----------------------------------------------------------
Revenue:
  Flight revenue                                 $    123,534      73,356        13,914     (a)   210,804
  Sales of medical interiors and aircraft parts         7,134       3,686          (191)    (b)    10,629
                                                 -----------------------------------------------------------
    Total revenue                                     130,668      77,042        13,723           221,433
                                                 -----------------------------------------------------------
Operating expenses:
  Flight centers                                       42,958      33,586        76,544
  Bad debt expense                                     15,586          --        13,914     (a)    29,500
  Aircraft operations                                  29,771      20,946        50,717
  Cost of medical interiors and parts sales             5,559       3,058          (178)    (b)     8,439
  Aircraft rental                                       6,175       4,849        11,024
  Depreciation and amortization                         6,695       3,036         1,026     (c)    10,757
  Loss on disposition of assets, net                       27          --            68     (d)        95
  General and administrative                           12,744       4,836          (207)    (e)    15,729
                                                       (1,644)                       (f)
                                                 -----------------------------------------------------------
    Total operating expenses                          119,515      70,311        12,979           202,805
                                                 -----------------------------------------------------------
    Operating income                                   11,153       6,731           744            18,628
Other income (expense):
  Interest expense                                     (3,048)     (2,185)         (565)    (g)    (8,436)
                                                       (2,070)                       (h)
                                                         (245)                       (i)
                                                          110                        (j)
                                                         (433)                       (k)
  Interest income                                          31          28            59
  Loss on extinguishment of debt                         (101)         --          (101)
  Other, net                                              424         (68)           68      (d)       424

                                                 -----------------------------------------------------------
Income before income taxes                              8,459       4,506        (2,391)            10,574

Income tax expense                                      3,299          --           825      (l)     4,124
                                                 -----------------------------------------------------------
    Net income                                   $      5,160       4,506        (3,216)             6,450
                                                 ===========================================================
Basic income per common share                    $       0.56                                         0.70
                                                 ===========================================================

Diluted income per common share                  $       0.54                                         0.68
                                                 ===========================================================
Weighted average number of common
  shares outstanding:
    Basic                                           9,184,421                                    9,184,421
                                                 ===========================================================
    Diluted                                         9,478,502                                    9,478,502
                                                 ===========================================================

See  accompanying  notes  to  pro  forma  combined  financial  statements.

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)


(1)  BASIS  OF  PRESENTATION
     -----------------------

     The accompanying unaudited pro forma combined financial statements are presented to reflect the acquisition of RMH by the Company using the purchase method of accounting whereby the acquisition cost were allocated to the acquired assets and assumed liabilities based on their fair values.

     The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 2002, combine the historical operations of the Company for the year ended December 31, 2002, with the historical operations of RMH for the nine-month period ended September 30, 2002, as if the transaction had occurred on January 1, 2002. Certain reclassifications have been made to the historical RMH financial statement presentation to conform to the Company's basis of presentation. The Company accounts for aircraft maintenance expense on an accrual basis while RMH has accounted for aircraft maintenance expense on an as incurred basis. Even though the Company does not expect these differences in accounting treatment to be significant to its results of operations, such differences have not been quantified and are not reflected in the pro forma financial statements.

     The acquisition of RMH was effective on October 16, 2002. The accompanying unaudited pro forma combined statements of operations include the operations of RMH through September 30, 2002, and do not include the operations of RMH from September 30, 2002 through October 16, 2002, the effects of which, excluding non-recurring acquisition related costs, are not significant.

     These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The Company has commenced workforce reductions subsequent to the acquisition and expects general and administrative expenses to decrease in excess of $2,500,000 annually as a result.

(2)  PRO FORMA ADJUSTMENTS
     ---------------------

     The preliminary purchase price of RMH totaled $36,200,000, including contingent consideration, and was allocated to the RMH aircraft based on preliminary estimates of fair value which are subject to change based on a final analysis of fair values. The unaudited pro forma combined financial statements reflect the following adjustments:

     (a) Reclassify bad debt expense as a component of operating expense rather than as a reduction to revenue to conform to the Company's basis of presentation.

     (b)  Eliminate  sales  of  medical  interiors  from  the  Company  to  RMH.

     (c) Adjust depreciation to reflect the change in the acquired aircraft basis and an average estimated remaining life of 15 years.

     (d) Reclassify loss on sale of property and equipment as operating expense.

     (e) Eliminate certain management fees paid by RMH to the sellers prior to the acquisition that will not continue.

                    AIR METHODS CORPORATION AND SUBSIDIARIES
           NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS, CONTINUED
                                   (UNAUDITED)


     (f) Eliminate expenses incurred by RMH in connection with the acquisition, including equity appreciation rights expense of $1,348,000 for which the obligation to pay was triggered by the RMH sale in 2002.

     (g) Record interest expense at 4.75% related to the revolving credit facility draw downs used to finance the acquisition. A change of 1/8% in the interest rate would result in a $20,000 change in interest expense for the year ended December 31, 2002.

     (h) Record interest expense at 12% related to the issuance of $23,000,000 of subordinated notes to finance the acquisition.

     (i) Record the amortization relating to the stock purchase warrants issued to acquire 443,224 shares of the Company's common stock for nominal consideration. The warrants were granted in connection with the issuance of the $23,000,000 subordinated notes and were recorded as a discount to the notes.

     (j) Eliminate interest expense relating to the payoff of certain debt of RMH and the Company at the date of the acquisition.

     (k) Record amortization of debt origination costs over the terms of the debt agreements.

     (l) Record estimated income tax provision using the Company's estimated 39% effective corporate tax rate. Prior to the acquisition, RMH was a limited liability corporation, and net income was taxable directly to its shareholders. Because the acquisition was accounted for as an asset purchase for income tax purposes, no deferred tax asset or liability was recorded on the balance sheet related to the transaction.

(3)  INCOME  PER  SHARE
     ------------------

     Pro forma basic earnings per share is computed by dividing pro forma net income by the weighted average number of common shares outstanding during the period. Pro forma diluted earnings per share is computed by dividing pro forma net income by all common shares and dilutive potential common shares outstanding during the period, including the effect of the warrants issued in connection with the acquisition.

================================================================================

     You should rely only on the information provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

                             AIR METHODS CORPORATION
                                  COMMON STOCK







                                  ____________

                                   PROSPECTUS
                                  ____________


                                  May 14, 2003


================================================================================